As filed with the Securities and Exchange Commission on December 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3576	41-1741861
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

3349 Highway 138, Building A, Suite E
Wall, NJ 07719
(732) 359-1100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael W. DePasquale
Chief Executive Officer
BIO-key International, Inc.
3349 Highway 138, Building A, Suite E
Wall, NJ 07719
(732) 359-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Vincent A. Vietti
Stephen R. Brill

Fox Rothschild LLP

997 Lenox Drive, Building 3

Lawrenceville, NJ 08648

(609) 896-3600

 Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	15,949,997	$0.13(1)	$2,073,500	$240.94
Shares of Common Stock Issuable Upon Exercise of Warrants(2)	11,962,499	$0.15	$1,794,375	$208.50
Total	27,912,496		$3,708,375	$449.44

(1)

Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee based on the average of the high and low prices per share of the registrant’s common stock as reported on the QB tier of the OTC Marketplace on December 11, 2014.

(2)

Represents shares of common stock issuable upon the exercise of warrants issued in a November 2014 private placement. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions (other than additional securities that may be issued due to “full ratchet” or related pricing protections). Proposed maximum offering price per share is based on the exercise price of the warrants in accordance with Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 12, 2014

PRELIMINARY PROSPECTUS

27,912,496 shares of common stock

The 27,912,496 shares of our common stock, $.0001 par value per share, are being offered by the selling security holders identified in this prospectus. The shares of common stock offered by the selling security holders consist of:

●	15,949,997 shares of common stock issued in our November 2014 private placement; and
●	11,962,499 shares of common stock underlying warrants issued in our November 2014 private placement with an exercise price of $0.15 per share, which expire five years after the date of grant.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from sales of these shares by the selling security holders; however, we will receive proceeds upon any exercise of the warrants by the selling security holders.

Our common stock trades on the QB tier of the OTC Marketplace (“OTCQB”) under the symbol “BKYI.” The closing price of our common stock on the OTCQB on December 11, 2014, was $0.13 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2014.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	2

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	8

BUSINESS	23

MANAGEMENT	30

EXECUTIVE COMPENSATION	32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	37

DESCRIPTION OF SECURITIES	38

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	40

THE OFFERING	41

SELLING SECURITY HOLDERS	42

USE OF PROCEEDS	45

PLAN OF DISTRIBUTION	45

LEGAL MATTERS	47

EXPERTS	47

ABOUT THIS PROSPECTUS	47

WHERE YOU CAN FIND MORE INFORMATION	47

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

(i)

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read carefully the entire prospectus, including “Risk Factors” and the financial statements and notes thereto, before making an investment decision.

Unless otherwise indicated or the context otherwise requires, all references to the “Company,” the “registrant” “we,” “us” or “our” and similar terms in this prospectus refer to BIO-key International, Inc. and its subsidiaries.

BIO-key International, Inc.

We were founded in 1993 as a fingerprint biometric technology company. Biometric technology is the science of analyzing specific human characteristics which are unique to each individual in order to identify a specific person from a broader population.

We develop and market advanced fingerprint biometric identification and identity verification technologies, cryptographic authentication-transaction security technologies, as well as related identity management and credentialing software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit cards, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Advanced BIO-key® technology has been and is used to improve both the accuracy and speed of competing finger-based biometrics.

In partnerships with OEMs, integrators, and solution providers, we provide biometric software solutions to private and public sector customers. We provide the ability to positively identify and authenticate individuals before granting access to valuable corporate resources, web portals or applications in seconds. Powered by our patented Vector Segment Technology™, or VST™, WEB-key® and BSP development kits are fingerprint biometric solutions that provide true interoperability with all major reader manufacturers, enabling application developers and integrators to seamlessly integrate fingerprint biometrics into their virtual applications.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. Our primary focus is in marketing and selling this technology into commercial logical and physical privilege entitlement and access control markets. Our primary market focus includes mobile payments and credentialing, online payments and credentialing, and healthcare record and payment data security, among other things. Our secondary focus includes government markets, primarily law enforcement forensic investigation, and the Department of Homeland Security.

We continue to research and develop advancements in our capabilities, as well as exploring and developing potential strategic relationships, including potential business combinations and acquisitions, which could help us leverage our capability to deliver our solutions. We have built a direct sales force of professionals and also team with resellers, integrators and partner networks with substantial experience in selling technology solutions to government and corporate customers.

Our principal executive offices are located at 3349 Highway 138, Building A, Suite E, Wall, NJ 07719, and our telephone number is (732) 359-1100. We maintain a website at www.bio-key.com. Information contained on our website does not constitute part of this prospectus.

The Offering

This prospectus covers the public sale of 27,912,496 shares of common stock to be sold by the selling security holders identified in this prospectus, which consist of 15,949,997 shares of common stock and 11,962,499 shares issuable upon the exercise of warrants. We originally issued the shares of common stock and warrants to acquire 23,924,997 shares of common stock (including the 11,962,499 warrants set forth herein) in a private offering in November 2014 for gross cash consideration of $1,595,000. We will not receive any proceeds from the sale of the common stock by the selling security holders. We will, however, receive proceeds from any exercise of the warrants held by the selling security holders. If such warrants are exercised in full (except on a cashless basis), we would receive gross cash proceeds of approximately $1,794,375. Any such proceeds are currently expected to be used for working capital and general corporate purposes. No assurances can be given that any of the warrants will be exercised.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from sales of these shares by the selling security holders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and our stock. In addition to these risks, our business may be subject to risks currently unknown to us. If any of these or other risks actually occurs, our business may be adversely affected, the trading price of our common stock may decline and you may lose all or part of your investment.

Business and Financial Risks

Based on our lack of significant revenue and recurring losses from operations since inception, our auditors have included an explanatory paragraph in their opinion as to the substantial doubt about our ability to continue as a going concern.

Due to, among other factors, our history of losses and limited revenue, our independent auditors have included an explanatory paragraph in their opinion for the year ended December 31, 2013 as to the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

Since our formation, we have historically generated minimal revenue and have sustained substantial operating losses which may continue.

As of September 30, 2014, we had an accumulated deficit of approximately $56 million. In order to increase revenue, we have developed a direct sales force and anticipate the need to retain additional sales, marketing and technical support personnel and may need to incur substantial expenses. We cannot assure you that we will be able to secure these necessary resources, that a significant market for our technologies will develop, or that we will be able to achieve our targeted revenue. If we are unable to achieve revenue or raise capital sufficient to cover our ongoing operating expenses, we will be required to scale back operations, including marketing and research initiatives, or in the extreme case, discontinue operations.

Our biometric technology has yet to gain widespread market acceptance and we do not know whether a significant market will develop for our technology.

Biometric technology has received only limited market acceptance, particularly in the private sector. Our technology represents a novel security solution and we have not yet generated significant sales. Although recent security concerns relating to identification of individuals and appearance of biometric readers on popular consumer products, including the Apple iPhone 5S®, have increased interest in biometrics generally, it remains an undeveloped, evolving market. Biometric based solutions compete with more traditional security methods including keys, cards, personal identification numbers and security personnel. Acceptance of biometrics as an alternative to such traditional methods depends upon a number of factors including:

●	national or international events which may affect the need for or interest in biometric solutions;

●	the performance and reliability of biometric solutions;

●	marketing efforts and publicity regarding these solutions;

●	public perception regarding privacy concerns;

●	costs involved in adopting and integrating biometric solutions;

●	proposed or enacted legislation related to privacy of information; and

●	competition from non-biometric technologies that provide more affordable, but less robust, authentication (such as tokens and smart cards).

For these reasons, we are uncertain whether our biometric technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends, in part, upon business customers adopting biometrics generally, and our solution specifically.

Biometric technology is a new approach to Internet security which must be accepted in order for our WEB-key ® solution to generate significant revenue.

Our WEB-key® authentication initiative represents a new approach to Internet security which has been adopted on a limited basis by companies which distribute goods, content or software applications over the Internet. The implementation of our WEB-key® solution requires the distribution and use of a finger scanning device and integration of database and server side software. Although we believe our solutions provide a higher level of security for information transmitted over the Internet than existing traditional methods, unless business and consumer markets embrace the use of a scanning device and believe the benefits of increased accuracy outweigh implementation costs, our solution will not gain market acceptance.

The market for our solutions is still developing and if the biometrics industry adopts standards or a platform different from our standards or platform, our competitive position would be negatively affected.

The market for identity solutions is still developing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products or technologies. Several organizations set standards for biometrics to be used in identification and documentation. Although we believe that our biometric technologies comply with existing standards, these standards may change and any standards adopted could prove disadvantageous to or incompatible with the our business model and current or future solutions, products and services.

Our software products may contain defects which will make it more difficult for us to establish and maintain customers.

Although we have completed the development of our core biometric technology, it has only been used by a limited number of business customers. Despite extensive testing during development, our software may contain undetected design faults and software errors, or “bugs” that are discovered only after it has been installed and used by a greater number of customers. Any such defect or error in new or existing software or applications could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technologies are intended to be utilized to secure physical and electronic access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our biometric technology specifically, has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

In order to generate revenue from our biometric products, we are dependent upon independent original equipment manufacturers, system integrators and application developers, which we do not control. As a result, it may be more difficult to generate sales.

We market our technology through licensing arrangements with:

●	Original equipment manufacturers, system integrators and application developers which develop and market products and applications which can then be sold to end users; and

●	Companies which distribute goods, services or software applications over the Internet.

As a technology licensing company, our success will depend upon the ability of these manufacturers and developers to effectively integrate our technology into products and services which they market and sell. We have no control over these licensees and cannot assure you that they have the financial, marketing or technical resources to successfully develop and distribute products or applications acceptable to end users or generate any meaningful revenue for us. These third parties may also offer the products of our competitors to end users. While we have commenced a significant sales and marketing effort, we have only begun to develop a significant distribution channel and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

We face intense competition and may not have the financial and human resources necessary to keep up with rapid technological changes, which may result in our technology becoming obsolete.

The Internet, facility access control and information security markets are subject to rapid technological change and intense competition. We compete with both established biometric companies and a significant number of startup enterprises as well as providers of more traditional methods of access control. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies, which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we are unable to develop new applications or enhance our existing technology in a timely manner in response to technological changes, we will be unable to compete in our chosen markets. In addition, if one or more other biometric technologies such as voice, face, iris, hand geometry or blood vessel recognition are widely adopted, it would significantly reduce the potential market for our fingerprint identification technology.

We depend on key employees and members of our management team, including our Chairman of the Board and Chief Executive Officer, in order to achieve our goals. We cannot assure you that we will be able to retain or attract such persons.

Our employment contracts with Michael W. DePasquale, our Chairman of the Board and Chief Executive Officer, and Mira LaCous, our Chief Technology Officer, expire in each year, and renew automatically for successive one year periods unless notice of non-renewal is provided by the Company. Although the contracts do not prevent them from resigning, they do contain confidentiality and non-compete clauses which are intended to prevent them from working for a competitor within one year after leaving our Company. Our success depends on our ability to attract, train and retain employees with expertise in developing, marketing and selling software solutions. In order to successfully market our technology, we will need to retain additional engineering, technical support and marketing personnel. The market for such persons remains highly competitive and our limited financial resources will make it more difficult for us to recruit and retain qualified persons.

We cannot assure you that the intellectual property protection for our core technology provides a sustainable competitive advantage or barrier to entry against our competitors.

Our success and ability to compete is dependent in part upon proprietary rights to our technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets and technical measures to protect our propriety rights. We have filed a patent application relating to both the optic technology and biometrics solution components of our technology wherein several claims have been allowed. The U.S. Patent and Trademark Office has issued us a series of patents for our Vector Segment fingerprint technology (VST), and our other core biometric analysis and identification technologies. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S. and abroad, our technology or other intellectual property may be compromised, and our business would be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

We may be subject to claims with respect to the infringement of intellectual property rights of others, which could result in substantial costs and diversion of our financial and management resources.

Third parties may claim that we are infringing on their intellectual property rights. We may violate the rights of others without our knowledge. We may expose ourselves to additional liability if we agree to indemnify our customers against third party infringement claims. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against these third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim.

In addition, in the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are used in the development of portions of products which are similar to the development in which they were involved at their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. If any such claims were to arise in the future, litigation or other dispute resolution procedures might be necessary to retain our ability to offer our current and future services, which could result in substantial costs and diversion of our financial and management resources. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations. Even if intellectual property claims brought against us are without merit, they could result in costly and time consuming litigation, and may divert our management and key personnel from operating our business.

If we are unable to effectively protect our intellectual property rights on a worldwide basis, we may not be successful in the international expansion of our business.

Access to worldwide markets depends in part on the strength of our intellectual property portfolio. There can be no assurance that, as our business expands into new areas, we will be able to independently develop the technology, software or know-how necessary to conduct our business or that we can do so without infringing the intellectual property rights of others. To the extent that we have to rely on licensed technology from others, there can be no assurance that we will be able to obtain licenses at all or on terms we consider reasonable. The lack of a necessary license could expose us to claims for damages and/or injunction from third parties, as well as claims for indemnification by our customers in instances where we have a contractual or other legal obligation to indemnify them against damages resulting from infringement claims. With regard to our own intellectual property, we actively enforce and protect our rights. However, there can be no assurance that our efforts will be adequate to prevent the misappropriation or improper use of our protected technology in international markets.

We face inherent product liability or other liability risks that could result in large claims against us.

We have inherent risk of exposure to product liability and other liability claims resulting from the use of our products, especially to the extent customers may depend on our products in public safety situations that may involve physical harm or even death to individuals, as well as exposure to potential loss or damage to property. Despite quality control systems and inspection, there remains an ever-present risk of an accident resulting from a faulty manufacture or maintenance of products, or an act of an agent outside of our or our supplier’s control. Even if our products perform properly, we may become subject to claims and costly litigation due to the catastrophic nature of the potential injury and loss. A product liability claim, or other legal claims based on theories including personal injury or wrongful death, made against us could adversely affect operations and financial condition. Although we may have insurance to cover product liability claims, the amount of coverage may not be sufficient.

We expect that we will need to obtain additional financing to execute our business plan over the long-term, which may not be available. If we are unable to raise additional capital or generate significant revenue, we may not be able to continue operations.

Since our inception, we have not generated sufficient recurring revenue and have experienced substantial losses. During 2014, we raised additional capital before expenses of approximately $1,595,000 from certain private investors through sales of our equity securities. We do not believe that we have sufficient cash resources to fund operations for at least the next twelve months. If we are unable to generate sufficient revenue to cover operating expenses and fund our business plan, we will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. We may, therefore, need to obtain additional financing through the issuance of debt or equity securities. We cannot assure you that we will be able to secure any such additional financing on terms acceptable to us or at all. If we cannot obtain such financing, we will not be able to execute our business plan, will be required to reduce operating expenses, and in the extreme case, discontinue operations.

We may not achieve sustainable profitability with respect to the biometric component of our business if we are unable to maintain, improve and develop the wireless data services we offer.

We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services, we may not be able to recover our fixed costs or otherwise become profitable.

If we fail to adequately manage our resources, it could have a severely negative impact on our financial results.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

Our business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

As a technology company, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows.

Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. These events could damage our reputation and lead to financial losses from remedial actions, loss of business or potential liability.

Risks Related To Our Common Stock

We have issued a substantial number of securities that are convertible into shares of our common stock which could result in substantial dilution to the ownership interests of our existing stockholders.

As of the date of this prospectus, approximately 35,142,904 shares of our common stock were reserved for issuance upon exercise or conversion of the following securities:

●	35,013,904 shares upon exercise of outstanding stock options and warrants; and

●	129,000 shares upon exercise of options available for future grant under our existing option plans.

In addition, we will reserve an additional 11,962,498 shares of common stock issuable upon the exercise of warrants upon the completion of a reverse split of our common stock or an increase in the number of authorized shares of our common stock. The exercise or conversion of these securities will result in a significant increase in the number of outstanding shares and substantially dilute the ownership interests of our existing stockholders.

Applicable SEC Rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock, which may adversely affect the trading price of our common stock and the ability to sell our shares.

Our common stock currently trades on the OTCQB. Since our common stock continues to trade below $5.00 per share, our common stock is considered a “penny stock” and is subject to SEC rules and regulations, which impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

We intend to raise additional funds in the future through issuances of securities and such additional funding may be dilutive to stockholders or impose operational restrictions.

We expect that we will need to raise additional capital in the future to help fund our operations through sales of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt. Such additional financing may be dilutive to our stockholders, and debt financing, if available, and may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuance of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase shares of common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors seeking cash dividends should not purchase our shares.

Provisions of our certificate of incorporation, bylaws and Delaware law may make a contested takeover of our Company more difficult.

Certain provisions of our certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware ("DGCL") could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our stockholders. For example, we are subject to the provisions of the DGCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Our certificate of incorporation also includes undesignated preferred stock, which may enable our board of directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Finally, our bylaws include an advance notice procedure for stockholders to nominate directors or submit proposals at a stockholders meeting. Delaware law and our charter may, therefore, inhibit a takeover.

The trading price of our common stock may be volatile.

The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the biometrics and access control industries, and other events or factors. We cannot assure you that any of the broker-dealers that currently make a market in our common stock will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future-trading price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus contains certain forward-looking statements. All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition between us and other companies in the biometric technology industry; market acceptance of biometric products generally and our products under development; delays in the development of products, and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption “Risk Factors” on page 2 of this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned “Risk Factors” on page 2 of this prospectus. The following should be read in conjunction with our audited financial statements included elsewhere herein.

OVERVIEW

We develop and market advanced fingerprint biometric identification and identity verification technologies, cryptographic authentication-transaction security technologies, as well as related identity management and credentialing software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit cards, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing.  Advanced BIO-key® technology has been and is used to improve both the accuracy and speed of competing finger-based biometrics.

In partnerships with OEMs, integrators, and solution providers, we provide biometric software solutions to private and public sector customers.  We provide the ability to positively identify and authenticate individuals before granting access to valuable corporate resources, web portals or applications in seconds.  Powered by our patented Vector Segment Technology™ or VST™, WEB-key® and BSP development kits are fingerprint biometric solutions that provide interoperability with all major reader manufacturers, enabling application developers and integrators to integrate fingerprint biometrics into their applications.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. Our primary focus is in marketing and selling this technology into commercial logical and physical privilege entitlement & access control markets.  Our primary market focus includes, among others, mobile payments & credentialing, online payments and credentialing, and healthcare record and payment data security.  Our secondary focus includes government markets, primarily law enforcement forensic investigation and Homeland Security.

STRATEGIC OUTLOOK AND RECENT DEVELOPMENTS

Historically, our largest market has been access control within highly regulated industries such as healthcare.  However, we believe the mass adoption of advanced smart-phone and hand-held wireless devices have caused commercial demand for advanced user authentication to emerge as viable.  The introduction of smart-phone capabilities, like mobile payments and credentialing, could effectively require biometric user authentication on mobile devices to reduce risks of identity theft, payment fraud and other forms of fraud in the mobile or cellular based world wide web. As more services and payment functionalities, such as mobile wallets and near field communication (NFC), migrate to smart-phones, the value and potential risk associated with such systems should grow and drive demand and adoption of advanced user authentication technologies, including fingerprint biometrics and BIO-key solutions.

In October 2013, Apple Computer Corporation released the Apple iPhone 5s smartphone (“5s”). We believe the 5s to be the first broadly distributed smartphone to incorporate fingerprint biometrics in the phone. Since that time, HTC Corporation has also released a fingerprint biometric enabled smartphone. We believe other smartphone, tablet, laptop and related smart-device manufacturers will additionally make fingerprint-enabled smart devices available for consumer applications. As devices with onboard fingerprint sensors continue to deploy to consumers, we expect that third party application developers will demand the ability to authenticate users of their respective applications (app’s) with the onboard fingerprint biometric. We further believe that authentication will occur on the device itself for potentially low-value, and therefore low-risk, use-transactions and that user authentication for high-value transactions will migrate to the application provider’s authentication server, typically located within their supporting technology infrastructure, or cloud. We have developed our technology to enable, on-device authentication as well as network or cloud-based authentication and believe we may be the only technology vendor capable of providing this flexibility and capability.

We believe there is potential for significant market growth in three key areas:

●	corporate network access control, including corporate campuses, computer networks and applications;

●	consumer mobile credentialing, including mobile payments, credit and payment card programs, data and application access, and commercial loyalty programs; and.

●	government services and highly regulated industries, including Medicare, Medicaid, Social Security, drivers licenses, campus and school ID, passports/visas.

In the near-term, we expect to grow our business within government services and highly-regulated industries in which we have historically had a strong presence, such as the healthcare industry.  We believe that continued heightened security and privacy requirements in these industries will generate increased demand for security solutions, including biometrics.

Over the longer term, we intend to expand our business into the cloud and mobile computing industries. The emergence of cloud computing and mobile computing are primary drivers of commercial and consumer adoption of advanced authentication applications, including biometric and BIO-key authentication capabilities.  As the value of assets, services and transactions increases on such networks, we expect that security and user authentication demand should rise proportionately. Our integration partners include major web and network technology providers, who we believe will deliver our cloud-applicable solutions to interested service-providers. These service-providers could include, but are not limited to, financial institutions, web-service providers, consumer payment service providers, credit reporting services, consumer data service providers, healthcare providers and others. Additionally, our integration partners include major technology component providers and OEM manufacturers, who we believe will deliver our device-applicable solutions to interested hardware manufacturers. Such manufacturers could include cellular handset and smartphone manufacturers, tablet manufacturer

RESULTS OF OPERATIONS

Three Months Ended September 30, 2014 as compared to September 30, 2013

Consolidated Results of Operations - Percent Trend

	Three Months Ended September 30,
	2014	2013
Revenues
Services	39%	57%
License fees and other	61%	43%
	100%	100%
Costs and other expenses
Cost of services	11%	11%
Cost of license fees and other	8%	13%
	19%	24%
Gross Profit	81%	76%

Operating expenses
Selling, general and administrative	77%	172%
Research, development and engineering	25%	82%
	102%	254%
Operating loss	-21%	-177%

Other deductions
Total other deductions	17%	-4%
Net loss	-4%	-181%

	Three months ended September 30,
	2014	2013	$ Change	% Change

Revenues
Service	$496,127	$246,760	$249,367	101%
License & other	787,720	184,816	602,904	326%
Total Revenue	$1,283,847	$431,576	$852,271	197%

Cost of goods sold
Service	$144,224	$47,531	$96,693	203%
License & other	99,730	55,439	44,291	80%
Total COGS	$243,954	$102,970	$140,984	137%

Revenues

For the three months ended September 30, 2014 and 2013, service revenues included approximately $179,000 and $153,000, respectively, of recurring maintenance and support revenue, and approximately $317,000 and $93,000 of non-recurring custom services revenue, respectively.  Recurring service revenue increased 17% during the current period as a few slow paying customers paid to renew their maintenance agreements. The non-recurring custom services increased 241% due to a customer project that we expect to continue through the balance of 2014.

License and other revenue (comprised of third party hardware and royalties) increased during the three months ended September 30, 2014. The increase consisted of an approximate $553,000 or 767% increase in our core software, a $50,000 or 55% increase in third party hardware sales, and equal royalty revenue quarter over quarter.  Royalty income during the three months ended September 30, 2014 was derived from an OEM agreement.

Costs of goods sold

During the three months ended September 30, 2014, cost of services increased approximately $97,000 from the corresponding period in 2013 due to increased associated requirements for non-recurring custom services revenue.

License and other costs for the three months ended September 30, 2014 increased $44,000 from the corresponding period in 2013 due to an increase in hardware orders and associated costs.

Selling, general and administrative

	Three months ended September 30,
	2014	2013	$ Change	% Change

Selling, general and administrative	$989,521	$740,725	$248,796	34%

Selling, general and administrative expenses increased 34% during the three months ended September 30, 2014 from the corresponding period in 2013. Increases consisted of increased trade show attendance fees, travel, commissions related to increased sales, and new personnel costs.

Research, development and engineering

	Three months ended September 30,
	2014	2013	$ Change	% Change

Research, development and engineering	$324,992	$353,583	$(28,591)	-8%

During the three months ended September 30, 2014, research, development and engineering costs increased 20% over the corresponding period in 2013, as we engaged temporary outside services and hired additional personnel for specific projects. Some of the projects were paid for by a third party and, therefore, the associated costs were reclassified resulting in a decrease in research, development and engineering costs of 8%.

Other income and expense

	Three months ended September 30,
	2014	2013	$ Change	% Change

Interest income (expense)	2	(13,942)	13,944	-100%
Gain on derivative liabilities	223,892	-	223,892	n/a
Income taxes	(800)	(2,910)	2,110	-73%

Total	$223,094	(16,852)	$239,946	-1,424%

Interest income for the quarter ended September 30, 2014 consisted of bank interest. Interest expense during 2013 was comprised of accrued interest on outstanding promissory notes issued in 2010 and 2013 which we repaid in 2013, and the amortized portion of the deferred financing costs associated with notes we issued in 2013.

During the fourth quarter of 2013, we issued various warrants that contained derivative liabilities. Such derivative liabilities are required to be marked-to-market each reporting period.

Nine Months Ended September 30, 2014 as compared to September 30, 2013

Consolidated Results of Operations - Percent Trend

	Nine Months Ended September 30,
	2014	2013
Revenues
Services	34%	47%
License fees and other	66%	53%
	100%	100%
Costs and other expenses
Cost of services	10%	7%
Cost of license fees and other	7%	12%
	17%	19%
Gross Profit	83%	81%

Operating expenses
Selling, general and administrative	90%	124%
Research, development and engineering	42%	54%
	132%	178%
Operating loss	-49%	-97%

Other deductions
Total other deductions	4%	-2%
Net Income (loss)	-45%	-99%

	Nine months ended September 30,
	2014	2013	$ Change	% Change
Revenues
Service	$1,027,069	$781,172	$245,897	31%
License & other	2,027,089	877,304	1,149,785	131%
Total Revenue	$3,054,158	$1,658,476	$1,395,682	84%

Cost of goods sold
Service	$296,504	$116,395	$180,109	155%
License & other	225,925	199,353	26,572	13%
Total COGS	$522,429	$315,748	$206,681	65%

Revenues

For the nine months ended September 30, 2014 and 2013, service revenues included approximately $472,000 and $505,000, respectively, of recurring maintenance and support revenue, and approximately $555,000 and $276,000, respectively, of non-recurring custom services revenue.  Recurring service revenue decreased 7% from 2013 to 2014 as some customers have been slow to renew existing maintenance agreements. The non-recurring custom services increased 101% due to a customer project that we expect to continue through the balance of 2014.

For the nine months ended September 30, 2014 and 2013, license and other revenue (comprised of third party hardware and royalty) increased approximately 131% as a result of several contributing factors.  Software license revenue increased approximately $1,158,000 or 251% as a result of licenses purchased for both new and existing customers. We also shipped orders from a new partner NEXT Biometrics for continued expansion of biometric ID deployments with commercial partners LexisNexis, Educational Biometric Technology, and Identimetrics, and continued expansion of our footprint in the healthcare market.  Third-party hardware sales increased by approximately $24,000 or 7%, as a result smaller healthcare deployments.  Finally, royalty income from an OEM agreement decreased 35% to approximately $62,000 from $94,000 during the corresponding period in 2013 due to a cancelled international contract.

Costs of goods sold

For the nine months ended September 30, 2014, cost of service increased approximately $180,000 from the corresponding period in 2013 primarily as a result of costs associated with non-recurring custom services revenue. License and other costs for the nine months ended September 30, 2014 increased approximately $27,000 from the corresponding period in 2013, due to the increase in third party hardware revenue.

Selling, general and administrative

	Nine months ended September 30,
	2014	2013	$ Change	% Change

Selling, general and administrative	$2,741,665	$2,054,110	$687,555	33%

Selling, general and administrative expenses for the nine months ended September 30, 2014 increased 33% from the corresponding period in 2013.  Increases included sales and marketing personnel and recruiting costs, commissions and channel marketing expense due to increased revenue, trade show attendance, travel, factoring fees, and non-cash compensation.

Research, development and engineering

	Nine months ended September 30,
	2014	2013	$ Change	% Change

Research, development and engineering	$1,282,536	$902,558	$379,978	42%

During the nine months ended September 30, 2014, research, development and engineering costs increased 42% from the corresponding period in 2013, as we engaged temporary outside services and hired additional personnel for specific projects. Some of the projects were paid for by a third party and, therefore, the associated costs were reclassified and are not included in the 42% increase.

Other income and expense

	Nine months ended September 30,
	2014	2013	$ Change	% Change

Interest income (expense)	5	(36,113)	36,118	-100%
Gain on derivative liabilities	117,153	-	117,153	n/a
Income taxes	(1,712)	(2,910)	1,198	-41%

Total	$115,446	$(39,023)	$154,469	-396%

Interest income for the period ended September 30, 2014 consisted of bank interest. Interest expense during 2013 was comprised of accrued interest on outstanding promissory notes issued in 2010 and 2013 which we repaid in 2013, and the amortized portion of the deferred financing costs associated with notes we issued in 2013.

During the fourth quarter of 2013, we issued various warrants that contained derivative liabilities. Such derivative liabilities are required to be marked-to-market each reporting period.

Year Ended December 31, 2013, compared to the Year Ended December 31, 2012

Percent Trend

	Years ended December 31,
	2013	2012
Revenues
Services	50%	29%
License fees and other	50%	71%
	100%	100%
Costs and other expenses
Cost of services	7%	6%
Cost of license fees and other	12%	9%
	19%	15%
Gross Profit	81%	85%

Operating expenses
Selling, general and administrative	139%	59%
Research, development and engineering	68%	25%
	207%	84%
Operating income (loss)	-127%	1%

Other income (deductions)
Total other income (deductions)	-3%	-1%
Net income (loss)	-130%	0%

Revenues and Costs of goods sold

			2013 - 2012
	2013	2012	$ Chg	% Chg

Revenues
Service	$988,003	$1,094,731	$(106,728)	-10%
License & other	997,973	2,741,162	(1,743,189)	-64%
Total Revenue	$1,985,976	$3,835,893	$(1,849,917)	-48%

Cost of goods sold
Service	$145,702	$221,027	$(75,325)	-34%
License & other	241,326	350,706	(109,380)	-31%
Total COGS	$387,028	$571,733	$(184,705)	-32%

Revenues

For the years ended December 31, 2013 and 2012, service revenues included approximately $326,000 and $407,000, respectively, of non-recurring maintenance and support revenue, and approximately $662,000 and $688,000, respectively, of recurring custom services revenue.  Recurring service revenue decreased 4% from 2012 to 2013 increasing as we continued to bundle maintenance agreements to our expanding customer license base, offset by the delay in a large deployment renewal.

For the years ended December 31, 2013 and 2012, license and other revenue (comprised of third party hardware and royalty) decreased approximately 64% as a result of several contributing factors.  Software license revenue decreased approximately $1,589,000 or 76%.  During the years ended December 31, 2013 and 2012, we shipped orders from McKesson for their continued deployment of our identification technology in their AccuDose® product line, and for continued expansion of biometric ID deployments with commercial partners LexisNexis, Educational Biometric Technology, and Identimetrics.  Third-party hardware sales decreased by approximately $153,000 (28%), as a result smaller healthcare industry deployments.  Royalty income, from an OEM agreement, for the year ended December 31, 2013, decreased 1% to approximately $115,000 from $116,000 during the corresponding period in 2012.

Costs of goods sold

For the year ended December 31, 2013, cost of service decreased approximately $75,000 primarily as a result of costs associated with non-recurring custom services revenue. License and other costs for the year ended December 31, 2013 decreased approximately $109,000 due to the decrease in third party hardware revenue.

Selling, general and administrative

			2013 - 2012
	2013	2012	$ Chg	% Chg

Total	$2,776,559	$2,288,903	$487,656	21%

Selling, general and administrative expenses for the year ended December 31, 2013 increased 21% from the corresponding period in 2012.  Increases included, sales and marketing personnel, channel marketing expense, and the comparative reversal of the allowance for doubtful accounts of approximately $377,000 in 2012 as the result of a payment received on an overdue contract.  The forgoing increases were offset by a decrease in commissions related to reduced revenue, and reduced legal fees due to the settlement of the Blue Spike litigation in 2012.

Research, development and engineering

			2013 - 2012
	2013	2012	$ Chg	% Chg

Total	$1,344,070	$947,371	$396,699	42%

For the year ended December 31, 2013, research, development and engineering costs increased 42% as we engaged temporary outside services and hired additional personnel for specific projects.

Other income and expense

			2013 - 2012
	2013	2012	$ Chg	% Chg

Interest income	$7	$7	$—	—%
Interest expense	(136,484)	(24,626)	(111,858)	454%
Income tax	(2,805)	—	(2,805)	n/a
Gain on derivative liabilities	78,812	—	78,812	n/a

	$(60,470)	$(24,619)	$(35,851)	146%

The interest expense for the fiscal year ended 2013 was attributable to the related party note payable and the InterDigital Note, both of which were repaid in full during the year. Interest expense in 2013 also includes the amortization of deferred costs with respect to the issuance of the InterDigital Note in February 2013 in the amount of $107,203. As the note and all accumulated interest payable were repaid by the Company in November 2013, the remaining deferred cost balance was expensed at that time. Interest expense for the 2012 period related solely to the related party note payable.

In 2013, the Company issued various equity securities that contained derivative liabilities. Such derivative liabilities are required to be marked-to-market each reporting period.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow from Operating Activities

Nine Months Ended September 30, 2014

Net cash used for operations during the nine months ended September 30, 2014 was approximately $1,700,000. The cash used in operating activities was primarily attributable to the following items:

●	Positive cash flows related to adjustments to depreciation, amortization, share-based compensation and fair value adjustments of approximately $210,000; and

●

Negative cash flows related to an increase in accounts receivable and due from factor and a decrease in accounts payable, net of an increase in accrued expenses of approximately $306,000, due to working capital management.

Year Ended December 31, 2013

Net cash used for operations during the year ended December 31, 2013 was approximately $2,684,000. The cash used in operating activities was primarily attributable to the following items:

●

Positive cash flows related to a decrease in accounts receivable of approximately $321,000 due to a large payment outstanding in 2012 of approximately $293,000 being paid in the second quarter and approximately $187,000 in payments received from factored receivables, less an overadvance repayment of approximately $49,000;

●

Negative cash flows related to a decrease in accounts payable and accrued expenses of approximately $736,000 due to working capital management, and an increase in prepaid expenses of approximately $48,000 due to prepaid trade shows, insurance and software licensing; and

●	We recorded approximately $82,000 of charges in 2013 for the expense of issuing options to employees for services.

Cash Flow from Investing Activities

Nine Months Ended September 30, 2014

Net cash used for investing activities during the nine months ended September 30, 2014 was approximately $9,000 and related to capital expenditures.

Year Ended December 31, 2013

Net cash used for investing activities during the year ended December 31, 2013 was approximately $129,000 and were due to the purchase of capital expenditures

Cash Flow from Financing Activities

Nine Months Ended September 30, 2014

Net cash used for financing activities during the nine months ended September 30, 2014 was $150,000 and consisted of the repurchase of a warrant.

Year Ended December 31, 2013

Net cash provided by financing activities during the year ended December 31, 2013 was approximately $4,753,000 and attributable primarily to the following activities:

●	Positive cash flows from the issuance of shares of common stock and warrants of approximately $5,650,000, and from the issuance of the InterDigital Note in the principal amount of $497,307.

●

Negative cash flows of approximately $321,000 from the repayment of the related party note payable, $497,307 from the repayment of the InterDigital Note, and approximately $576,000 for the one time transaction costs associated with the stock issuances and the issuance of the InterDigital Note.

Capital Resources

Since our inception, our capital needs have been principally met through proceeds from the sale of equity and debt securities.  We expect capital expenditures to be less than $100,000 during the next twelve months.  We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution.

The following sets forth our primary sources of capital during recent years:

Effective December 31, 2010, Thomas Colatosti (“Colatosti”), our Chairman of the Board agreed to exchange all of his outstanding shares of Series D Convertible Preferred Stock, including all accrued and unpaid dividends thereon, and the 7% Convertible Promissory Note dated as of December 28, 2009 in the original principal amount of $64,878, for a new non-convertible 7% Secured Promissory Note in the original principal amount of $350,804 (the “Colatosti Note”).  In February 2013, the principal balance and accrued interest owing under the Colatosti Note was repaid in full from the proceeds of the financing with InterDigital described below.

As of December 2011, we entered into a 24-month accounts receivable factoring arrangement with a financial institution (the “Factor”). Pursuant to the terms of this arrangement, from time to time, we sell to the Factor certain of our accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 75% of the accounts receivable balance to us (the “Advance Amount”), with the remaining balance, less fees payable by us, once the Factor collects the full accounts receivable balance from the customer. Factoring fees range from 2.75% to 15% of the face value of the invoice factored and are determined by the number of days required for collection of the invoice. In April 2012, the terms were updated from monthly to quarterly, and the 24-month arrangement was extended to August 1, 2014. In August of 2014, the 24-month arrangement was renewed with lower quarterly factoring obligations by the Company.  We expect to continue to use this factoring arrangement periodically to assist with our general working capital requirements due to contractual requirements.

On February 26, 2013, we issued a promissory note in the principal amount of $497,307 (the “InterDigital Note”) to DRNC Holdings, Inc. (“DRNC”).  The InterDigital Note accrues interest at a rate of 7% per annum, with a default rate of 9% per annum while a nonpayment default is continuing, matures on December 31, 2015, is secured by all of our tangible and intangible assets, and is subject to acceleration upon an event of default.  A portion of the proceeds from the sale of the InterDigital Note was used to repay the Colatosti Note in full, and the remaining proceeds were used for general corporate purposes.  On November 22, 2013, we repaid in full the $497,307 balance due under the InterDigital Note. In connection with the repayment, DRNC's security interest in all of our tangible and intangible assets was terminated.

On February 26, 2013, we issued 4,026,935 shares of common stock to DRNC for an aggregate purchase price of $402,693.

On February 26, 2013, we also issued 5,000,000 shares of common stock to a limited number of investors for an aggregate purchase price of $500,000.

On July 23, 2013, we issued units to certain investors consisting of 3,500,006 shares of our common stock and warrants to purchase an additional 3,500,006 shares of our common stock at a purchase price $0.30 per unit, for an aggregate purchase price of $1,050,000.  The warrants are exercisable at $0.40 per share and expire five years after the date of the grant. On December 2, 2013, we agreed to reduce the exercise price of the warrants to $0.25 per share.

On October 25 and November 8, 2013, we issued an aggregate of 24,647,337 units consisting of 24,647,337 shares of common stock and warrants to purchase an additional 24,647,337 shares of common stock at a purchase price $0.15 per unit for an aggregate purchase price of $3,697,100 prior to a deduction for placement agent fees and expenses. The warrants are exercisable at $0.25 per share and expire three years after the date of the grant.

In November 2014, we issued an aggregate of 15,949,997 shares of our common stock and warrants to purchase an additional 23,924,997 shares of common stock for an aggregate purchase price of $1,595,000 prior to a deduction for expenses. The warrants have a term of five years and an exercise price of $0.15 per share. Warrants to purchase 11,962,499 shares of common stock are immediately exercisable, and the remaining warrants to purchase 11,962,498 shares of common stock will become exercisable upon the completion of a 1-for-2 reverse split of our common stock, or such other action that provides us with additional authorized and unissued shares of common stock sufficient to reserve for the issuance of the remaining shares underlying the warrants. If within 90 days of the closing there are not sufficient shares available and reserved for the exercise of all of the warrants, we are required to issue to each investor additional warrants to purchase 0.25 shares for each share purchased by such investor in the offering. If within 180 days of the closing there are not sufficient shares reserved for exercise of all of the warrants, the exercise price of the warrants will be automatically reduced to 2/3 of the exercise price in effect immediately prior to such reduction. The foregoing issuance and exercise price adjustments will only be made for investors that voted in favor of any action proposed to our stockholders that, if adopted, would have provided us with sufficient authorized and unissued shares to reserve for the exercise of all of the warrants.

Liquidity Outlook

As of the date of this prospectus, our total cash and cash equivalents were approximately $1,244,000, as compared to approximately $2,023,000 at December 31, 2013.

As discussed above, we have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and recently through factoring receivables. We currently require approximately $475,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation. We do not expect to incur any material capital expenditures during the next 12 months. During the first nine months of 2014, we generated approximately $3,054,000 of revenue, which is below our average monthly requirements. As a result, we do not expect that our available cash resources will be sufficient to fund our operations for the next 12 months.

If we are unable to generate sufficient revenue to fund current operations or meet our goals, we will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. We will, therefore, need to obtain additional financing through the issuance of debt or equity securities. No assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained by us, or that such financing would not be dilutive to existing shareholders.

Due to several factors, including our history of losses and limited revenue, our independent auditors have included an explanatory paragraph in their opinion related to our annual financial statements as to the substantial doubt about our ability to continue as a going concern. Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing. To the extent that we require such additional financing, no assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained to meet our needs, or that such financing would not be dilutive to existing stockholders. If available financing is insufficient or unavailable or we fail to continue to generate sufficient revenue, we may be required to further reduce operating expenses, delay the expansion of operations, be unable to pursue merger or acquisition candidates, or continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have, or are in the opinion of management reasonably likely to have, a current or future effect on our financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions. There have been no material changes to these estimates for the periods presented in this Annual Report on Form 10-K.

We believe that of our significant accounting policies, which are described in Note A of the notes to our consolidated financial statements included in this Annual Report on Form 10-K, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

1. Revenue Recognition

Revenues from software licensing are recognized in accordance with ASC 985-605, “Software Revenue Recognition. Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

We intend to enter into arrangements with end users for items which may include software license fees, and services or various combinations thereof. For each arrangement, revenues will be recognized when evidence of an agreement has been documented, the fees are fixed or determinable, collection of fees is probable, delivery of the product has occurred and no other significant obligations remain.

Multiple-Element Arrangements: For multiple-element arrangements, we apply the residual method in accordance with ASC 985-605. The residual method requires that the portion of the total arrangement fee attributable to the undelivered elements be deferred based on its VSOE of fair value and subsequently recognized as the service is delivered. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements, which is generally the software license. VSOE of fair value for all elements in an arrangement is based upon the normal pricing for those products and services when sold separately. VSOE of fair value for support services is additionally determined by the renewal rate in customer contracts. The Company has established VSOE of fair value for support as well as consulting services.

License Revenues: Amounts allocated to license revenues are recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met.

Revenue from licensing software, which requires significant customization and modification, is recognized using the percentage of completion method, based on the hours of effort incurred by us in relation to the total estimated hours to complete. In instances where third party hardware, software or services form a significant portion of a customer’s contract, we recognize revenue for the element of software customization by the percentage of completion method described above. Otherwise, third party hardware, software, and services are recognized upon shipment or acceptance as appropriate. If we make different judgments or utilize different estimates of the total amount of work expected to be required to customize or modify the software, the timing and revenue recognition, from period to period, and the margins on the project in the reporting period, may differ materially from amounts reported. Anticipated contract losses are recognized as soon as they become known and are estimable.

Service Revenues: Revenues from services are comprised of maintenance and consulting and implementation services. Maintenance revenues include providing for unspecified when-and-if available product updates and customer telephone support services, and are recognized ratably over the term of the service period. Consulting services are generally sold on a time-and-materials basis and include a range of services including installation of software and assisting in the design of interfaces to allow the software to operate in customized environments. Services are generally separable from other elements under the arrangement since performance of the services are not essential to the functionality of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenues from services are generally recognized as the services are performed.

We provide customers, free of charge or at a minimal cost, testing kits which potential licensing customers may use to test compatibility/acceptance of our technology with the customer’s intended applications.

Costs and other expenses: Includes professional compensation and other direct contract expenses, as well as costs attributable to the support of client service professional staff, depreciation and amortization costs related to assets used in revenue-generating activities, and other costs attributable to serving our client base. Professional compensation consists of payroll costs and related benefits including stock-based compensation and bonuses. Other direct contract expenses include costs directly attributable to client engagements, such as out-of-pocket costs including travel and subsistence for client service professional staff, costs of hardware and software and costs of subcontractors. The allocation of lease and facilities charges for occupied offices is included in costs of service.

We account for our warranties under the FASB ASC 450 “Contingencies.” We generally warrants that our products are free from defects in material and workmanship for a period of one year from the date of initial delivery to our customers. The warranty does not cover any losses or damage that occurs as a result of improper installation, misuse or neglect or repair or modification by anyone other than us or our authorized repair agent. Our policy is to accrue anticipated warranty costs based upon historical percentages of items returned for repair within one year of the initial sale. Our repair rate of products under warranty has been minimal, and a historical percentage has not been established. Our software license agreements generally include certain provisions for indemnifying customers against liabilities if our software products infringe upon a third party’s intellectual property rights. We have not provided for any reserves for warranty liabilities as it was determined to be immaterial.

2. Impairment or Disposal of Long Lived Assets, including Intangible Assets

We review our long-lived assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is equal to the amount by which the carrying value of the assets exceeds their fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. In assessing recoverability, we must make assumptions regarding estimated future cash flows and discount factors. If these estimates or related assumptions change in the future, we may be required to record impairment charges. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. We did not record any impairment charges in any of the years presented.

3. Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development are expensed as incurred.

4. Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryback, carryforward period available under tax law. We evaluate, on a quarterly basis whether, based on all available evidence, if it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by ASC 740-10, “Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Because of our historical performance and estimated future taxable income a full valuation allowance has been established.

5. Accounting for Stock-Based Compensation

We account for share based compensation in accordance with the provisions of ASC 718-10, “Compensation — Stock Compensation,” which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The majority of our share-based compensation arrangements vest over either a three or four year vesting schedule. We expense our share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model, and requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of our common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2014, the Company adopted Accounting Standards Update (“ASU”) No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 is expected to reduce diversity in practice by providing guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments in this update should be applied prospectively for annual and interim periods beginning after December 15, 2013. The adoption of ASU 2013-11 did not have a material effect on its consolidated financial statements.

In May 2014, ASU No. 2014-09, “Revenue from Contracts with Customers” was issued. The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. The guidance will also require that certain contract costs incurred to obtain or fulfill a contract, such as sales commissions, be capitalized as an asset and amortized as revenue is recognized. Adoption of the new rules could affect the timing of both revenue recognition and the incurrence of contract costs for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. The new standard is effective for reporting periods beginning after December 15, 2016 and early adoption is not permitted. For us, the new standard will be effective January 1, 2017. We are currently evaluating the impact of adoption and the implementation approach to be used.

In June 2014, ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU No. 2014-12”) was issued.  ASU No. 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. An entity should recognize compensation cost in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. ASU 2014-12 becomes effective for interim and annual periods beginning on or after December 15, 2015. Early adoption is permitted.  We are currently evaluating the effects of adopting ASU 2014-12 on its consolidated financial statements but the adoption is not expected to have a significant impact on our consolidated financial statements.

In June 2014, ASU 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU No. 2014-15”) was issued.  Before the issuance of ASU 2014-15, there was no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. This guidance is expected to reduce the diversity in the timing and content of footnote disclosures. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards as specified in the guidance. ASU 2014-15 becomes effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. We are currently evaluating the effects of adopting ASU 2014-15 on its consolidated financial statements but the adoption is not expected to have a significant impact on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

BUSINESS

Overview

We were founded in 1993 to develop and market advanced fingerprint biometric technology and related security software solutions. First incorporated as BBG Engineering, we were renamed SAC Technologies in 1994 and, again, renamed BIO-key International, Inc. in 2002.

We develop and market advanced fingerprint biometric identification and identity verification technologies, cryptographic authentication-transaction security technologies, as well as related identity management and credentialing software solutions. We were pioneers in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit cards, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been and is used to improve both the accuracy and speed of competing finger-based biometrics.

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. Our primary focus is in marketing and selling this technology into commercial logical and physical privilege entitlement and access control markets. Example primary markets include mobile payments & credentialing, online payments and credentialing, and healthcare record and payment data security, among others. Our secondary focus includes government markets, primarily law enforcement forensic investigation and the Department of Homeland Security. We continue to research and develop advancements in our capabilities, as well as exploring and developing potential strategic relationships, including potential business combinations and acquisitions, which could help us leverage our capability to deliver our solutions. We have built a direct sales force of professionals, and also team with resellers, integrators and partner networks with substantial experience in selling technology solutions to government and corporate customers.

Products

Finger-based Biometric Identification and Personal Identity Verification

We are a leader in finger-based biometric identification and personal identity verification, as well as authentication-transaction security. Stand-alone, or in partnerships with OEMs, integrators, and solution providers, we provide biometric software solutions and authentication-transaction security solutions to private and public sector customers. We help customers reduce risk by providing the ability to control access to facilities and services, in either the logical or physical domain. Our capabilities positively identify individuals and verify, or confirm, their identity before granting access to valuable corporate resources, privileged or subscribed data and services, web portals, applications, physical locations or assets, among other things. Our capabilities are software based and both hardware and operating-system agnostic.

We do not develop, manufacture or produce hardware components that are used in conjunction with our software. However, we do sell third-party hardware components with our software in various configurations required by our customers, as do our partners. Our products are interoperable with all major fingerprint reader and hardware manufacturers, enabling application developers, Value Added Resellers (“VARs”) and channel partners to integrate our fingerprint biometrics into their application, while dramatically reducing maintenance, upgrade and life-cycle costs. Our core technology supports interoperability on over 60 different commercially available fingerprint readers. The technology is also interoperable across Windows and Linux, as well as Apple iOS and Android mobile operating systems. This interoperability is unique in the industry and a key differentiator for our products in the biometric market and, in our opinion, makes our technology more viable than competing technologies and expands the size of the overall market for our products.

Our biometric identification technology improves both the accuracy and speed of screening individuals, for identification purposes or for personal identity verification, by extracting unique data from a fingerprint and comparing it to existing similar fingerprint data. These comparisons are conducted to identify an individual, either in a forensic investigation, or to screen the individual upon the application for a privilege, or to verify the individual’s identity upon such individuals request to access the previously entitled privilege. The technology has been built to be completely scalable and can handle databases containing millions of fingerprints. We achieve the highest levels of discrimination without requiring any other identifying data (multi-factor) such as a user ID, smart ID cards, or tokens, although our technology can be used in conjunction with such additional factors.

We support industry standards, such as BioAPI, and have received National Institute of Standards and Technology independent laboratory certification of our ability to support Homeland Security Presidential Directive #12 (HSPD-12) and ANSI/INCITS-378 templates, as well as validation of our fingerprint match speed and accuracy in large database environments.

Our finger identification algorithm—Vector Segment Technology (VST™) is the core intellectual property behind our full suite of biometric products that include:

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Vector Segment Technology SDK (VST)—Our biometric software development kit (“SDK”) that provides developers the ability to incorporate our biometric capabilities into their respective product offerings or infrastructure. VST is available as a low level SDK for incorporation into any application architecture to increase security while not sacrificing convenience. VST runs on Windows and Linux as well as within WEB-key on iOS and Android systems.

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Intelligent Image Indexing®—Our biometric identification solution that offers both large-scale one-to-many user identification. This solution enables customers to perform false alias and fast entry checks, including preventing fraudulent access to systems and privileges. Intelligent Image Indexing scales identification capabilities from thousands to millions of users. The solution runs on commercially available hardware making it scalable for any size system.

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Biometric Service Provider—We provide support for the BioAPI (a standards-based solution meeting worldwide needs) for a compliant interface to applications using biometrics for verification and identification. We enhance the traditional use of BioAPI by adding 64-bit support and other advanced features, supporting identification calls and also providing a single user interface for multiple fingerprint readers.

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ID Director™—Our Single Sign On (SSO) is a suite of solutions for integration with CA Technologies SiteMinder, Oracle’s Fusion Middleware SSO, IBM Tivoli Access Manager and other solutions, utilizing the power and security of WEB-key. This solution provides a simple to implement, custom authentication scheme for companies looking to enhance authentication. ID Director is designed to add a level of security and convenience to the transaction level of any application.

Authentication Transaction Security

Our authentication-transaction security technology, WEB-key®, provides the ability to conduct identification and identity verification transactions in potentially insecure environments, including the World Wide Web or in off-site cloud environments.

WEB-key makes cloud-based biometric user-authentication viable and eliminates technology constraints on online service providers, who are otherwise held dependent on handset provider hardware and software platform decisions. It extends all features and functionalities of the VST algorithm to customers looking to add an enhanced level of security to their thin client and client/server applications. WEB-key is currently supported by both Windows and Linux operating systems. Clients are available on Windows, iOS and Android operating systems.

Intellectual Property Rights

We develop and own significant intellectual property and believe that our intellectual property is fundamental to our biometric operation:

Patents

We own patented technologies and trade secrets developed or acquired by us.

In May 2005, the U.S. Patent & Trademark Office issued patent 6,895,104 for our Vector Segment fingerprint technology (VST), BIO-key’s core biometric analysis and identification technology. With the payment of all maintenance fees, this patent will expire on March 4, 2023.

On October 3, 2006, we announced that our patent for a biometric authentication security framework had been granted by the U.S. Patent & Trademark Office. The patent No. 7,117,356 was issued to us for a biometric authentication security framework that enhances commercial and civil biometric use. Our authentication security framework protects privacy and security of cloud or network based authentications while also facilitates ease of use of biometric systems. The technology that this patent is based on is the foundation for the authentication security incorporated in our WEB-key® product line. WEB-key is a mature enterprise authentication solution that functions in a wide variety of application environments. The solution supports a variety of implementation alternatives including card technologies for “two-factor” authentication and also supports “single-factor” authentication. Partners and customers implementing our WEB-key software to provide convenient and secure user identity include a number of institutions including the Allscripts Healthcare Solutions, Computer Associates Site Minder, Oracle Access Manager and many other enterprise and solutions based systems. With the payment of all maintenance fees, this patent will expire on May 20, 2023.

On December 26, 2006, we were issued US patent No. 7,155,040 covering our unique image processing technology, which is critical for enhancing information used in the extraction of biometric minutiae. The issued patent protects a critical part of an innovative four-phase image enhancement process developed by us. With the payment of all maintenance fees, this patent will expire on January 29, 2025.

On April 15, 2008, we were issued US patent No. 7,359,553 covering our image enhancement and data extraction core algorithm components. The solution protected under this patent provides the capability to quickly and accurately transform a fingerprint image into a computer image that can be analyzed to determine the critical data elements. With the payment of all maintenance fees, this patent will expire on January 3, 2025.

On August 19, 2008, we were issued US patent No. 7,415,605 for our “Biometric Identification Network Security” method. The solution protected under this patent provides a defense against hackers and system attacks, while leveraging the industry standard Trusted Platform Module (TPM) specification for encryption key management. With the payment of all maintenance fees, this patent will expire on May 20, 2023.

On November 18, 2008, we were issued US patent No. 7,454,624 for our “Match Template Protection within a Biometric Security System” method. The solution protected under this patent limits the scope of enrollment templates usage and also eliminates the need for revocation or encryption processes, which can be expensive and time consuming. With the payment of all maintenance fees, this patent will expire on May 17, 2025.

On March 10, 2009, we were issued US patent No. 7,502,938 for our “Trusted Biometric Device” which covers a simple, yet secure method of protecting a user’s biometric information. It covers the transmission of information from the point the information is collected at the biometric reader until the data reaches the computer or device that is authenticating the user’s identity. With the payment of all maintenance fees, this patent will expire on October 25, 2025.

On May 26, 2009, we were issued US patent No. 7,539,331 for our “Image Identification System” method for improving the performance and reliability of image analysis within an image identification system. With the payment of all maintenance fees, this patent will expire on March 22, 2022.

On November 8, 2011, we were issued US Patent No 8,055,027 for our “Generation of Directional Information in the Context of Image Processing” method for image enhancement and processing. With the payment of all maintenance fees, this patent will expire on October 10, 2027.

On July 3, 2012, we were issued US Patent No 8,214,652 for our “Biometric Identification Network Security”, an expanded method of network and related network authentication security systems utilizing hardware based support for encryption and key management for authentication purposes. With the payment of all maintenance fees, this patent will expire on April 24, 2024.

We have also been granted parallel patents to the US Patent portfolio to certain of our patents in many foreign countries offering protection of our intellectual property rights around the world.

Trademarks

We have registered our trademarks “BIO-key”, “True User Identification”, “Intelligent Image Indexing” and “WEB-key” with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting our company’s name and key technology offering names.

Copyrights and trade secrets

We take measures to ensure copyright and license protection for our software releases prior to distribution. When possible, the software is licensed in an attempt to ensure that only licensed and activated software functions to its full potential. We also take measures to protect the confidentiality of our trade secrets.

Markets

Identity Management, User Authentication, Privilege Entitlement and Access Control

Our products reduce risk of theft, fraud, loss and attack by limiting access to valuable assets, privileges, data, services, networks and places, to only authorized individuals. Conversely, our products enhance the monetary value and/or viability of privileged assets, places and services by ensuring only subscribers and otherwise entitled holders can enjoy full access to their privileges. In effect, our products replace traditional credentialing systems, which utilize a physical or electronic credential document to represent the holder’s privilege entitlement, and access control systems that guard access to such privileges. Examples of such privileges include, but are not limited to: international travel and immigration privileges; employment ID, campus ID and corporate ID privileges; healthcare service privileges; citizen entitlement privileges such as Medicare, Medicaid and Social Security; and bank, credit account and financial transaction privileges such as checking accounts, debit and credit cards, payments, online services and subscription privileges. Examples of access points include doorways, gates, computers, point-of-sale terminals, smart-phones or web-portals and automobiles. In our opinion, the market for advanced user authentication, including fingerprint biometrics, is conceptually enormous, represented by virtually any doorway, gate, computer network or internet end-point like smart-phones, desktops and laptops PCs and tablets, and compounded by the number of individuals privileged to access something guarded by those access points. We believe the market opportunity for our products is a massive upgrade cycle of global privilege entitlement and access control systems.

Historically, our largest market has been access control within highly regulated industries like healthcare. However, we believe the mass adoption of advanced smart-phone and hand-held wireless devices have caused commercial demand for advanced user authentication to emerge as viable. The introduction of smart-phone capabilities, like mobile payments and credentialing, could effectively require biometric user authentication on mobile devices to reduce risks of identity theft, payment fraud other forms of fraud in the mobile or cellular based World Wide Web. As more services and payment functionalities, like mobile wallets and NFC, migrate to smart-phones, the value and potential risk associated with such systems should grow substantially and drive demand and mass adoption of advanced user authentication technologies, including fingerprint biometrics and our solutions.

We believe there is potential for significant market growth in three key areas:

●	Corporate network access control-corporate campuses, computer networks and applications.

●	Consumer mobile credentialing, including mobile payments-credit and payment card programs, data and application access and commercial loyalty programs.

●	Government services and highly regulated industry-Medicare, Medicaid, Social Security, Drivers Licenses, Campus and School ID, Passports/Visas.

Business Model

We believe the most viable markets for our products involve various forms of computer network and Internet applications. The emergences of cloud computing and mobile computing are primary drivers of commercial and consumer adoption of advanced authentication applications, including our authentication capabilities. As the value of assets, services and transactions increases on such networks, we expect that security and user authentication demand will rise proportionately. We believe the nature of cloud and mobile computing requires technology interoperability across borders, jurisdictions and networks. Further, government and highly regulated service offerings must also interoperate across borders, jurisdictions and networks. In many cases, government and highly regulated service-related technologies are required to be interoperable and standards compliant. We have developed our technology and offerings to be software-based, standards compliant, universally interoperable, hardware and operating system agnostic, and scalable. Our technologies, products and platforms are designed to function on the Internet, in the cloud, in a traditional network environment, or stand-alone. We believe our model provides the strongest opportunity to penetrate the global biometric authentication market, leverage our partners’ potentially large and resource rich sales channels, as well as produce the highest margin revenue.

We have built a two-tier sales channel to deliver our solutions. Channels include direct sales, integrator partners and VARs. We sell stand-alone software licenses for our products, as well as packaged configurations with “commercial-off-the-shelf” viable third-party hardware devices, like fingerprint readers and network technologies. We do not develop or produce proprietary hardware products. Our technologies also work with a variety of proprietary, sole-source technology offerings from third-party vendors. We believe our technologies can work within the constraints of any customer or partner system design. We are exploring a subscription or Software as a Service (SaaS) model for our software.

Direct Sales, Licensing, Integrator and VAR Partnerships

Our products are software based and we typically license our software to end users directly, or through integrator and VAR partners. Our primary sales and marketing focus is to integrate our software into the platform offerings of large technology infrastructure producers. We employ dedicated staff to develop relationships with end-users and integrator partners. We further employ technical support staff who help customers integrate our technology into their applications, as well as support new strategic development efforts.

We have formed strategic relationships with large Internet and network infrastructure providers, including IBM, Oracle, Microsoft, CA Technologies and Indigo, to provide enterprise-ready systems to large enterprise customers and stakeholders. We have also established partnerships with leading technology integrators, including MorphoTrak, McKesson, LexisNexis, Allscripts, Epic, Caradigm, Identimetrics and HealthCast.

On February 26, 2013, we entered into a strategic partnership with Interdigital Corporation to jointly develop and market biometric authentication solutions for the mobile credentialing & payments markets.

Competition

In addition to companies that provide existing commonplace methods of restricting access to facilities and logical access points such as pass cards, PIN numbers, passwords, locks and keys, there are numerous companies involved in the development, manufacturing and marketing of fingerprint biometrics products to commercial, government, law enforcement and prison markets. These companies include, but are not limited to, 3M (Cogent), NEC, and MorphoTrak.

The majority of sales for automated fingerprint identification products in the market to date have been deployed for government agencies, healthcare facilities and law enforcement applications. The consumer and commercial markets represent areas of significant growth potential for biometrics, led by the use of mobile devices.

The epidemic of security and data breaches reported over the past few years is one of the driving factors for identifying new methods of protecting valuable data. After attempting to create a more sophisticated password or more efficient token or PIN, it’s become apparent that each of these methods is easily compromised and the downside risks are significant.

With respect to competing biometrics technologies, each has its strengths and weaknesses and none has emerged as a market leader:

●	Fingerprint identification is generally viewed as very accurate, inexpensive and non-intrusive;

●	Palmvein scanning is expensive, technique-sensitive, and offers mobility challenges;

●	Iris scanning is viewed as accurate, but the hardware is significantly more expensive; and

●	Facial recognition can have accuracy limitations and is typically highly dependent on ambient lighting conditions, angle of view, and other factors.

Research and Development

We concentrate our research and development efforts on enhancing the functionality, reliability and integration of our current products as well as developing new and innovative products for biometrics. Although we believe that our identification technology is one of the most advanced and discriminating fingerprint technologies available today, the markets in which we compete are characterized by rapid technological change and evolving standards. In order to maintain our position in the market, we will continue to upgrade and refine our existing technologies.

On February 26, 2013, we announced that we entered into a Research and Development Collaboration Agreement, or the “R&D Collaboration”, with InterDigital Communications, Inc., a subsidiary of InterDigital, Inc., or “InterDigital”, a wireless research and development company, InterDigital is also the parent company of DRNC, which provided debt and equity financing to us in February 2013. The R&D Collaboration will target advanced cloud security and identity and access management solutions for the mobile market. The R&D Collaboration will bring together our innovative research and product development capabilities in fingerprint biometrics with InterDigital’s research efforts in developing identity and access management solutions for the mobile market.

During the fiscal years ended December 31, 2013 and 2012, we spent approximately $1,344,000 and $947,000, respectively, on our biometric segment’s research, development and engineering. Our limited customer base during that time did not directly bear these costs, which were principally funded through outside sources of equity and debt financing.

Government Regulations

We are not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses or related to specific project requirements. In the event of any international sales, we would be subject to various domestic and foreign laws regulating such exports and export activities.

Environmental Regulations

As of the date of this prospectus, we have not incurred any material expenses relating to our compliance with federal, state, or local environmental laws and do not expect to incur any material expenses in the foreseeable future.

Employees and Consultants

As of December 1, 2014, we employed 19 individuals on a full-time basis as follows – six in engineering, customer support, research and development; three in finance and administration; and nine in sales and marketing. We also use the services of four consultants (full-time), who provide engineering and technical services, and one part-time contracts administrator.

Properties

We do not own any real estate. We conduct operations from leased premises in Eagan, Minnesota (5,544 square feet), Wall, New Jersey (4,517 square feet) and North Billerica, Massachusetts (shared services center). We believe our current facilities are adequate for the foreseeable future.

Legal Proceedings

In the normal course of business, we periodically become involved in litigation. We are not a party to any material pending litigation except as follows:

On or about March 13, 2014, LifeSouth Community Blood Centers, Inc. filed a lawsuit against us in the Superior Court of Monmouth County, New Jersey (MON-L-1042-14) alleging a breach of a license agreement and seeking return of all amounts paid under the license in the amount of $718,500. We have denied all claims and asserted a counterclaim against LifeSouth for non-payment of support and maintenance service fees. Discovery has commenced and is proceeding.

MANAGEMENT

The following chart sets forth certain information about each of our directors and executive officers.

Name	Age	Positions Held
Michael W. DePasquale	60	Chairman of the Board of Directors and Chief Executive Officer
Charles P. Romeo (a) (c)	72	Director
John Schoenherr (b)	62	Director
Barbara Rivera (b)	62	Director
Thomas E. Bush, III (c)	61	Director
Thomas Gilley	54	Director
Cecilia Welch	55	Chief Financial Officer
Mira K. LaCous	52	Chief Technology Officer
Renat Zhdanov	52	Vice President, Chief Scientist
Scott Mahnken	55	Vice President of Marketing

(a)	From April 2004 to February 2005, Mr. Romeo was employed by the Company.

(b)	Audit Committee Member

(c)	Compensation Committee Member

Directors

We believe that our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: legal/regulatory and government affairs; accounting and finance; design, innovation and engineering; strategic planning; and human resources and development practices; and board practices of other corporations. These areas are in addition to the personal qualifications described in this section. We believe that our current board member possesses the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for this board member below. The principal occupation and business experience, for at least the past five years, of our current director is as follows:

Michael W. DePasquale has served as our Chief Executive Officer and a Director since January 3, 2003, and Chairman of the Board since January 29, 2014. He served as Co-Chief Executive Officer of the Company from July 2005 to August 2006. Mr. DePasquale brings more than 27 years of executive management, sales and marketing experience to the Company. Prior to joining us, Mr. DePasquale served as the President and Chief Executive Officer of Prism eSolutions, Inc., a Pennsylvania-based provider of professional consulting services and online solutions for ISO-9001/14000 certification for customers in manufacturing, healthcare and government markets, since February 2001. From December 1999 through December 2000, Mr. DePasquale served as Group Vice President for WRC Media, a New York-based distributor of supplemental education products and software. From January 1996 until December 1999, Mr. DePasquale served as Senior Vice President of Jostens Learning Corp., a California-based provider of multimedia curriculum. Prior to Jostens, Mr. DePasquale held sales and marketing management positions with McGraw-Hill and Digital Equipment Corporation. Mr. DePasquale earned a Bachelor of Science degree from the New Jersey Institute of Technology. He serves on the Board of Directors and as Treasurer of the International Biometrics and Identification Industry Association. Mr. DePasquale has extensive general management experience in the technology sector and has served as a Director for number of non-profit organizations and private companies.

Charles P. Romeo has served as a Director since February 28, 2005 and from January 29, 2003 to April 19, 2004. From April 2004 until February 2005, he served as our Vice President of Sales, Public Safety Division. From November 2005 to November 2007, Mr. Romeo served as the Vice President of Sales and Marketing for UNICOM, a Rhode Island systems integrator. From September 2002 until April 2004, Mr. Romeo was the President and Chief Executive Officer of FreedomBridge Technologies, Inc., a Rhode Island-based consulting firm to technology companies in the homeland security industry specializing in implementing direct and channel selling programs, strategic alliances and partnerships in the law enforcement market. Prior to founding FreedomBridge, Mr. Romeo had a 33 year sales and marketing management career with Digital Equipment Corporation, Compaq Computer Corporation and Hewlett Packard. During his career, Mr. Romeo served as Vice President of Service Sales for a $500 million business unit, and Director of Public Sector Sales for a $275 million division of Hewlett Packard. Mr. Romeo authored The Sales Manager’s Troubleshooter, Prentice Hall 1998, which was named as one of the “top 10 must reads” by Sales and Marketing Magazine. Mr. Romeo earned a Bachelor of Science degree in Mathematics and Economics from the University of Massachusetts and an Executive MBA from Babson College. Mr. Romeo has significant sales and marketing management experience in the infrastructure and computer hardware and software industries.

John Schoenherr has served as a Director since December 30, 2004. Mr. Schoenherr served as Vice President of Corporate Performance Management for Oracle Corporation from 1995 through 2006. Prior to Oracle he served as Senior Vice President of Business Intelligence and Analytics at Information Resources, Inc. Mr. Schoenherr has over 25 years of experience in the area of business intelligence and strategic planning. His career includes a number of product development and management positions. Mr. Schoenherr has extensive product management and information services experience in both the large and small enterprise sectors.

Barbara Rivera has served as a Director of the Company since January 29, 2014. Ms. Rivera has served as President & General Manager of Experian Corporation’s U.S. Public Sector Division since April 2012. Prior to Experian, Ms. Rivera worked for SAS Institute from 2009 through 2012. Ms. Rivera previously worked with firms including IBM, SAP and Oracle and also formed alliances with system integrators and consulting organizations that work in the public sector. Ms. Rivera has an impressive 25-year track record of developing and managing business with key federal, state and local organizations such as the Defense Department, the Department of Justice, the Department of Education, New York City and State as well as the Centers for Medicare and Medicaid Services. Ms. Rivera has particular knowledge and expertise in business development, technology security development, and executive management which strengthens the Board's collective qualifications, skills and experience.

Thomas E. Bush, III has served as a Director of the Company since January 29, 2014. Since 2009, Mr. Bush has provided business consulting services through his firm, Tom Bush Consulting. Prior to that, Mr. Bush served with the Federal Bureau of Investigation for over 33 years. Mr. Bush joined the FBI in September 1975, ultimately becoming the Director of the CJIS division, with over 2,500 employees and a budget of approximately one billion dollars. Mr. Bush is known for providing critical services in support of the criminal justice community, with two significant IT projects; Next Generation Identification and N-Dex, were awarded by CJIS with early increments delivered during his tenure at the FBI. He was the recipient of many awards during his tenure, most notably a Presidential Rank Award for Meritorious Service in 2007. Mr. Bush's extensive experience in law enforcement, security matters, and the use of biometric technologies in the government sector provides the Board with a unique perspective on security and public sector matters.

Thomas Gilley has served as a Director of the Company since January 29, 2014. Mr. Gilley is an entrepreneur, hands on technologist for mobile technologies, digital media, internet of things and social computing. Mr. Gilley served at Apple Computer, in the Advance Technology Group and Portable Products Group.  Before and after Apple, Mr. Gilley founded several successful companies including PicoStar, a Silicon Valley incubator-technology investment company where he has been CEO since 1996.  In New York City Mr. Gilley served as a strategic advisor, investor and technology company founder. Most recently, Mr. Gilley sold his on-demand web media company to Vignette and acted as CTO throughout the transaction and through the company's ultimate acquisition by OpenText. Mr. Gilley’s substantial experience in starting, operating and financing technology companies provides the Board with a deep knowledge of the sales and development cycles applicable to growth businesses in the technology industry

Executive Officers

Cecilia Welch has served as our Chief Financial Officer of the Company since December 21, 2009. Ms. Welch joined us in 2007 as our Corporate Controller. Prior to joining us, from January 2006 to December 2006, she was the Controller for Savaje Technologies (acquired by Sun Microsystems), a developer of advanced mobile telephone software. From October 2004 to January 2006, she was Controller for Crystal Systems, a manufacturer of sapphire crystals used for industrial, semiconductor, defense and medical applications. From December 1988 to July 2004, she was the Controller for ATN Microwave (acquired by Agilent Technologies), a manufacturer of automated test equipment. Ms. Welch has a Bachelor’s degree in Accounting from Franklin Pierce University.

Mira K. Lacous has served as Chief Technology Officer of the Company since March 13, 2014. Prior to her appointment as Chief Technology Officer, she served as our Senior Vice President of Technology & Development since 2012, and as our Vice President of Technology and Development since 2000. Ms. LaCous has over 28 years of product/project management, solution architecture, software development, team leadership and customer relations experience with a background that includes successfully bringing numerous technologies to market, including automated voice response systems, automated building control systems, software piracy protection, intranet training materials and testing, page layout and design software, image scanning software and systems, biometric security, biometric algorithms and more. Ms. LaCous is also the author of six US patented technologies, multiple international patents, and other patent pending solutions. She has been an officer or director of two other companies; National Computer Systems (NCS), and TEL-Line Systems. Ms. LaCous has a Bachelor’s in Computer Science from North Dakota State University. Ms. LaCous also served on the Board of Directors of the Minnesota Sinfonia, a not-for-profit arts and education organization, as well as its chairperson for two years.

Renat Z. Zhdanov has served as our Chief Scientist since November 2001. He has over fifteen years of academic experience in various fields of mathematics and physics; fifteen years of image processing, pattern recognition, and big data analysis algorithm development experience and more than ten years of software development experience ranging from database programming to statistical and analytical programming. Dr. Zhdanov is a recognized expert in mathematical physics and is the author of two books and more than 130 papers published in leading mathematics and physics journals. Before joining us, he worked as Chief Mathematician and Visiting Scientist in universities in Ukraine, Germany, Great Britain, Sweden and Spain. Dr. Zhdanov has two PhD degrees in Mathematical Physics and Differential Equations from the Institute of Mathematics in Kiev, Ukraine. He serves as the member of the Editorial Board of the “Journal of Applied Mathematics”.

Scott Mahnken has served as our Vice President of Marketing since February 2011. He brings over 20 years of marketing experience and success through strategic marketing and building dynamic relationships with channel partners. Prior to joining us, from August 2009 until February 2011, he was President of Edge Marketing, a leading marketing consulting firm in the dental and medical devices industries. From February 2008 until August 2009, Mr. Mahnken served as Director of Marketing at Milestone Scientific Inc., a manufacturer of computer controlled anesthetic delivery medical devices. From August 2002 until January 2008, he served as Director of Partnership Relations at ArcMesa Educators, an organization dedicated to providing accredited continuing education to medical and dental providers. Prior to ArcMesa, Mr. Mahnken held a number of marketing roles with the Lanmark Group a leading healthcare advertising agency. Mr. Mahnken is a graduate of the University of New Orleans, where he earned a Bachelor’s of Art degree in Marketing.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid to or accrued by our chief executive officer (principal executive officer) and the two most highly compensated executive officers other than the principal executive officer, who were serving as executive officers at the end of December 31, 2013, for the fiscal years ended December 31, 2013 and 2012:

SUMMARY COMPENSATION TABLE

Name	Fiscal Year	Salary ($)	Option Awards ($)		All Other Compensation ($)	Total ($)

Michael W. DePasquale	2013	257,815	148,800	(1)	739	407,354
Chief Executive Officer	2012	259,324	—		739	260,063

Mira K. LaCous	2013	151,342	18,600	(1)	545	170,487
Chief Technology Officer (2)	2012	142,092	—		545	142,637

Scott Mahnken	2013	144,292	11,160	(1)	499	155,951
Vice President Marketing	2012	124,680	—		499	125,179

(1)

The aggregate grant date fair value of the option awards was estimated using the Black-Scholes option pricing model, with the assumptions listed in Note A to the Company’s financial statements. The amount shown in this column represents the grant date fair value calculated under ASC 718.

(2)

Ms. LaCous was appointed as our Chief Technology Officer on March 31, 2014. Prior to her appointment as our Chief Technology Officer, she served as our Senior Vice President of Technology & Development.

Narrative Disclosure to Summary Compensation Table

Compensation for BIO-key’s executives is comprised of three main components: base salary, annual performance-based cash bonus and long-term equity awards. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. Rather, the board of directors and compensation committee considers changes in the business, external market factors and our financial position each year when determining pay levels and allocating between long-term and current compensation for the named executive officers.

Cash compensation is comprised of base salary and an annual performance-based cash bonus opportunity. The committee generally seeks to set a named executive officer’s targeted total cash compensation opportunity within a range that is the average of the applicable peer company and/or general industry compensation survey data, adjusted as appropriate for individual performance and internal pay equity and labor market conditions.

In setting cash compensation levels, we favor a balance in which base salaries are generally targeted at slightly below the peer average and a bonus opportunity that is targeted at slightly above the average. The committee believes that this higher emphasis on performance-based cash bonuses places an appropriate linkage between a named executive officer’s pay, his or her individual performance and the achievement of specific business goals by placing a higher proportion of annual cash compensation at risk, thereby aligning executive opportunity with the interests of stockholders.

We include an equity component as part of our compensation package because we believe that equity-based compensation aligns the long-term interests of our named executive officers with those of stockholders.

These cash and equity compensation components of pay are supplemented by various benefit plans that provide health, life, accident, disability and severance benefits, most of which are the same as the benefits provided to all of our US based employees.

Employment Agreements

On March 26, 2010, we entered into an employment agreement, effective as of March 25, 2010, with Michael W. DePasquale to serve as the Chief Executive Officer of the Company until March 24, 2011. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the Agreement. Under the Agreement, Mr. DePasquale will be paid an annual base salary of $250,000, subject to adjustment by the Board or Compensation Committee. In addition to the Base Salary, a “Performance Bonus” may be awarded to Mr. DePasquale on the basis of the Company achieving certain corporate and strategic performance goals, as determined by the Board in its sole discretion. The employment agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one year period thereafter. This agreement also contains a number of termination and change in control provisions as described in “Termination and Change in Control Arrangements” in this Item.

On November 20, 2013, we renewed its one-year employment agreement with Mira K. LaCous to serve as the Vice President of Technology & Development of the Company at an annual base salary of $147,420, subject to adjustment by the Board or Compensation Committee. On March 13, 2014, in connection with her appointment as Chief Technology Officer, the Company amended and restated Ms. LaCous’ employment agreement to increase Ms. LaCous’ annual base salary to $202,000. The employment agreement contains standard and customary confidentiality, technical invention provisions, as well as a covenant not to compete which prohibits Ms. LaCous from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of her employment and for the one year period thereafter. This agreement also contains a number of termination provisions as described in “Termination and Change in Control Arrangements” in this Item.

On May 15, 2013, we entered into an employment agreement with Cecilia Welch to serve as the Vice President Chief Financial Officer of the Company until May, 2014. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the agreement. The employment agreement contains standard and customary confidentiality, technical invention provisions, as well as a covenant not to compete which prohibits Ms. Welch from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of her employment and for the one year period thereafter. This agreement also contains a number of termination provisions as described in “Termination and Change in Control Arrangements” in this Item.

Stock Option Grants

In the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the board deems to be similar circumstances, the number and kind of shares subject to outstanding options, and the exercise price of such options shall be appropriately adjusted in a manner to be determined in the sole discretion of the board. Furthermore, these option agreements contain a change of control provision as described in “Termination Arrangements” in this Item.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

DECEMBER 31, 2013

The following table sets forth for each named executive officer, information regarding outstanding equity awards as at December 31, 2013:

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date

Michael W. DePasquale	500,000	—		0.087	2/27/2016
	—	1,000,000	(2)	0.174	3/27/2020

Mira LaCous	75,000	—		0.180	8/13/2015
	340,000	—		0.460	1/7/2017
	49,999	25,001	(1)	0.140	5/11/2018
	—	125,000	(2)	0.174	3/27/2020

Scott Mahnken	—	33,334	(1)	0.140	5/11/2018
	—	75,000	(2)	0.174	3/27/2020

(1)	The options vest May 11, 2014
(2)	The options vest equally in three annual installments commencing March 27, 2014

Narrative Disclosure to Outstanding Equity Awards at Fiscal Year End Table

The following are the material terms of each agreement, contract, plan or arrangement that provide for payments to one or more of our named executive officers at, following or pursuant to their resignation, retirement or termination, or in connection with a change in control of the Company.

Termination Arrangements

Our employment agreement with Mr. DePasquale automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the Agreement. We may terminate the Agreement at any time with or without cause. In the event of termination by us without cause, we will continue to pay Mr. DePasquale his then current base salary for the greater of nine months from the date of such termination or the number of months remaining until the end of the term of the Agreement.

We may terminate our employment agreement with Ms. LaCous at any time with or without cause. In the event of termination by us without cause, we will continue to pay Ms. LaCous her then current base salary for nine months from the date of such termination.

Our employment agreement with Ms. Welch automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the Agreement. We may terminate our employment agreement with Ms. Welch at any time with or without cause. In the event of termination by us without cause, we will continue to pay Ms. Welch her then current base salary for the greater of six months from the date of such termination or the number of months remaining until the end of the term of the Agreement.

Change in Control Provisions

The Company’s 1999 Stock Option Plan and 2004 Stock Incentive Plan (the “1999 Plan” and together with the 2004 Plan, the “Plans”) provide for the acceleration of the vesting of unvested options upon a “Change in Control” of the Company. A Change in Control is defined in the Plans to include (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior shareholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act.

In the event of a “Change In Control” each Plan provides for the immediate vesting of all options issued thereunder. The 1999 Plan provides for the Company to deliver written notice to each optionee under the 1999 Plan fifteen (15) days prior to the occurrence of a Change in Control during which all options issued under the 1999 Plan may be exercised. Thereafter, all options issued under the 1999 Plan which are neither assumed nor substituted in connection with such transaction, automatically expire unless otherwise determined by the Board. The 2004 Plan enables the Board to provide that all outstanding options be assumed, or equivalent options be substituted by the acquiring or succeeding corporation upon the occurrence of a “Reorganization Event” as defined. If such Reorganization Event also constitutes a Change In Control, then such assumed or substituted options shall be immediately exercisable in full. If the acquiring or succeeding corporation does not agree to assume, or substitute for such options, then the Board, upon written notice to the Participants, may provide that all unexercised options become exercisable in full as of a specified time prior to the Reorganization Event and terminate prior to the consummation of the Reorganization Event. Alternatively, if under the terms and conditions of the Reorganization Event, holders of common stock will receive a cash payment for their shares, then the Board may provide that all Participants receive a cash payment equal to the difference between the Acquisition Price and the Option Price multiplied by the number of options held by such Participants.

Options issued to executive officers outside of the Plans contain change in control provisions substantially similar to those contained in the 1999 Plan.

Our employment agreement with Mr. DePasquale contains a change in control provision that is triggered if Mr. DePasquale is not offered continued employment with us or any successor, or within five years following such Change of Control, we or any successor terminates Mr. DePasquale’s employment without cause. If this occurs, then we will pay Mr. DePasquale his base salary and benefits earned but unpaid through the date of termination, and any prorated bonus earned during the then current bonus year, plus two times his then current base salary.

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED

DECEMBER 31, 2013

The following table sets forth for each director, information regarding their compensation for the year ended December 31, 2013:

Name(1)	Option Awards ($) (2)	Total ($)
Thomas J. Colatosti(3)	7,404	7,404
Jeffrey J. May(3)	7,404	7,404
Charles P. Romeo	7,404	7,404
John Schoenherr	7,404	7,404

(1)	Mr. DePasquale has been omitted from the above table because he does not receive any additional compensation for serving on our Board of Directors.

(2)

The aggregate grant date fair value of the option awards was estimated using the Black-Scholes option pricing model, with the assumptions listed in Note A to the Company’s financial statements. The amount shown in this column represents the grant date fair value calculated under ASC 718.

(3)	On January 29, 2014, Messrs. Colatosti and May resigned as members of our Board of Directors.

Narrative Disclosure to Director Compensation Table

Prior to 2014, the Company’s policy was to issue options to purchase 50,000 shares of common stock to each non-employee director on an annual basis. The Chair of the Audit Committee typically receives options to purchase an additional 50,000 shares of common stock on an annual basis. Effective in 2014, the Company adopted a policy to pay a cash fee to each non-employee director of $3,000 per board meeting and $1,000 per telephonic board meeting attended and make an annual grant of options in the discretion of the Board upon recommendation of the Compensation Committee.

We reimburse each of our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the board of directors and related committees.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 11, 2014, information with respect to the securities holdings of all persons that we have reason to believe, pursuant to filings with the SEC, may be deemed the beneficial owner of more than 5% of our outstanding common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all executive officers and directors, individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act and, in accordance therewith, includes all shares of our common stock that may be acquired by such beneficial owners within 60 days of December 11, 2014 upon the exercise or conversion of any options, warrants or other convertible securities. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all common stock beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below, and has an address of c/o BIO-Key International, Inc., 3349 Highway 138, Building A, Suite E, Wall, NJ 07719.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (1)
Michael W. DePasquale	883,330	(2)	*
Mira LaCous	531,666	(3)	*
Scott Mahnken	-	(4)	*
Cecilia Welch	199,999	(5)	*
Renat Zhdanov	203,333	(6)	*
John Schoenherr	215,596	(7)	*
Charles P. Romeo	149,286	(8)	*
Barbara Rivera	-	(9)	-
Thomas E. Bush III	-	(9)	-
Thomas Gilley	3,000	(9)	*
All officers and directors as a group (10 persons)	2,186,210		1.6%

* Less than 1%.

(1)

The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations promulgated under the Securities Exchange Act of 1934 and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 132,002,317 shares of common stock outstanding as of December 11, 2014.

(2)	Includes 833,330 issuable on exercise of options and 50,000 shares of common stock. Does not include 1,166,670 shares issuable upon exercise of options subject to vesting.

(3)	Consists of 531,666 shares issuable upon exercise of options. Does not include 383,334 shares issuable upon exercise of options subject to vesting.

(4)	Does not include 250,001 shares issuable upon exercise of options subject to vesting.

(5)	Consists of 199,999 shares issuable upon exercise of options. Does not include 400,001 shares issuable upon exercise of options subject to vesting.

(6)	Consists of 203,333 shares issuable upon exercise of options. Does not include 166,667 shares issuable upon exercise of options subject to vesting.

(7)	Consists of 215,596 shares issuable upon exercise of options. Does not include 108,334 shares issuable upon exercise of options subject to vesting.

(8)	Consists of 149,286 shares issuable upon exercise of options. Does not include 108,334 shares issuable upon exercise of options subject to vesting.

(9)	Does not include 75,000 shares issuable upon exercise of options subject to vesting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Employment Arrangements

The Company has entered into employment agreements with Michael W. DePasquale, Cecilia Welch and Mira LaCous. See “EXECUTIVE COMPENSATION—Employment Agreements.”

Consulting Arrangement with Thomas J. Colatosti

In connection with his appointment to the Board of Directors in September 2002, and as acting Chief Financial Officer from November 2008 to December 2009, we had entered into a number of consulting arrangements with Thomas Colatosti. Under the most recent arrangement, which was entered into on January 12, 2010, Mr. Colatosti provided services to the Company and its subsidiaries and affiliates for the two-year term ended December 31, 2011 at a rate of $5,000 per month. At December 31, 2013 and December 31, 2012, we owe to Mr. Colatosti an aggregate of $50,000 for consulting services rendered.

Repayment of Note Payable to Thomas J. Colatosti

Effective as of December 31, 2010, we entered into a Securities Exchange Agreement with Thomas J. Colatosti, pursuant to which Mr. Colatosti agreed to exchange all of his outstanding shares of Series D Convertible Preferred Stock, including all accrued and unpaid dividends thereon, and the 7% Convertible Promissory Notes dated as of December 28, 2009 issued to Mr. Colatosti in the original principal amount of $64,878 for a new non-convertible 7% Secured Promissory Note in the original principal amount of $350,804. The 7% Secured Promissory Note was due on December 31, 2012. Pursuant to a Note Amendment and Extension Agreement effective as of December 31, 2012, the maturity date of the 7% Convertible Promissory Note was extended to March 31, 2013. In February 2013, we repaid the outstanding principal balance and accrued interest under this note from the proceeds of our February 2013 private offering with InterDigital.

Director Independence

The Board applies the definition of independent director as set forth in NASDAQ Stock Market Rule 5605 (a)(2), as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

In accordance with this guidance, the Board considers Mr. Schoenherr, Mr. Romeo, Ms. Rivera, Mr. Bush and Mr. Gilley, to be independent. Mr. Schoenherr and Ms. Rivera are the members of the Company’s Audit Committee, while Mr. Schoenherr, Mr. Romeo, and Mr. Bush are the members of the Company’s Compensation Committee.

DESCRIPTION OF SECURITIES

The following summary of our capital stock, our certificate of incorporation, our bylaws and the DGCL is intended as a summary only and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, and the applicable provisions of the DGCL.

Common Stock

We are authorized to issue 170,000,000 shares of common stock, $.0001 par value per share, of which 132,002,317 shares were outstanding on the date of this prospectus. Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and are not entitled to cumulative voting rights. Our shares of our common stock do not carry any preemptive, conversion or subscription rights, and there are no sinking fund or redemption provisions applicable to the shares of our common stock. Holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as may be declared by our Board of Directors from time to time out of our assets or funds legally available for dividends or other distributions, subject to dividend or distribution preferences that may be applicable to any then outstanding shares of preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock are entitled to share ratably in the assets legally available for distribution to stockholders after payment of all debts and other liabilities and satisfaction of the liquidation preference, if any, granted to the holders of any preferred stock then outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $.0001 par value per share, of which no shares are outstanding on the date of this prospectus. Our certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

●	the designation of the series;

●

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Our Bylaws and the DGCL

The following provisions of our certificate of incorporation, our bylaws and the DGCL may discourage takeover attempts of us that may be considered by some stockholders to be in their best interest. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to our stockholders. Such effect could cause the market price of our common stock to decrease or could cause temporary fluctuations in the market price of our common stock that otherwise would not have resulted from actual or rumored takeover attempts.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, to facilitate acquisitions and employee benefit plans.

Our Board of Directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by our Board of Directors. This provision may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Vacancies

Our certificate of incorporation provides that any vacancies in our Board of Directors, however occurring, will be filled by a majority of the remaining members of the Board of Directors, even if less than a quorum. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision effectively limits stockholder election of Directors to annual and special meetings of the stockholders.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock currently trades on the OTCQB under the symbol “BKYI”. The following table sets forth the range of high and low bid prices for shares of our common stock on the OTCQB for the periods indicated, as reported by the OTCQB. Quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

2014:	High	Low

Quarter ended December 31, 2014 (through December 11, 2014)	$0.14	$0.08
Quarter ended September 30, 2014	0.25	0.10
Quarter ended June 30, 2014	0.30	0.22
Quarter ended March 31, 2014	0.28	0.14

2013:	High	Low

Quarter ended December 31, 2013	$0.24	$0.15
Quarter ended September 30, 2013	0.39	0.24
Quarter ended June 30, 2013	0.40	0.16
Quarter ended March 31, 2013	0.19	0.09

2012:	High	Low

Quarter ended December 31, 2012	$0.09	$0.06
Quarter ended September 30, 2012	0.10	0.06
Quarter ended June 30, 2012	0.11	0.06
Quarter ended March 31, 2012	0.09	0.06

The last reported trading price of our common stock as reported on the OTCQB on December 11, 2014 was $0.13 per share.

Holders

As of December 11, 2014, the number of stockholders of record of our common stock was 166.

Dividends

We have not paid any cash dividends on our common stock to date, and have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends on our common stock is also subject to the discretion of our Board of Directors and certain limitations imposed under the DGCL. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

Transfer Agent

The transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103.

THE OFFERING

This prospectus covers the public sale of 27,912,496 shares of common stock to be sold by the selling security holders identified in this prospectus, consisting of:

●	15,949,997 shares of common stock; and
●	11,962,499 shares of common stock underlying warrants with an exercise price of $0.15 per share, which expire five years after the date of grant.

. This prospectus also covers any additional shares of our common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving our common stock.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.

Set forth below is the private offering that we conducted in November 2014, which form the basis of the shares of common stock being registered for resale hereby.

November 2014 Private Offering of Common Stock and Warrants to Private Investors

In November 2014, we issued to certain private investors 15,949,997 shares of common stock and warrants to purchase an additional 23,924,997 shares of common stock for aggregate gross proceeds of $1,595,000. In addition, for each share purchased in this offering, the investors surrendered to us for cancellation a warrant to acquire one share of our common stock.

The warrants have a term of five years and an exercise price of $0.15 per share. Warrants to purchase 11,962,499 shares of common stock are immediately exercisable and the resale of the shares underlying these warrants are included in this prospectus. The remaining warrants to purchase 11,962,498 shares of common stock will become exercisable upon the completion of a 1-for-2 reverse split of our common stock, or such other action that provides us with additional authorized and unissued shares of common stock sufficient to reserve for the issuance of the remaining shares underlying the warrants. If within 90 days of the closing there are not sufficient shares available and reserved for the exercise of all of the warrants, we are required to issue to each Investor additional warrants to purchase 0.25 shares for each share purchased by such investor in this offering. If within 180 days of the closing there are not sufficient shares reserved for exercise of all of the warrants, the exercise price of the warrants will be automatically reduced to 2/3 of the exercise price in effect immediately prior to such reduction. The foregoing issuance and exercise price adjustment will only be made for investors that voted in favor of any action proposed to our stockholders that, if adopted, would have provided us with sufficient authorized and unissued shares to reserve for the exercise of all of the warrants.

The warrants have customary anti-dilution protections including a “full ratchet” anti-dilution adjustment provision. In addition, if at any time between now and the two year anniversary of the date in which the registration statement of which this prospectus forms a part becomes effective, we sell or issue shares of common stock or securities that are convertible into common stock at a price lower than $0.10 per share, we will be required to issue additional shares of common stock for no additional consideration.

The warrants are exercisable on a cashless basis if at any time there is no effective registration statement covering the resale of the shares of common stock underlying the warrants.

SELLING SECURITY HOLDERS

The selling security holders identified in the following table are offering for resale 27,912,496 shares of our common stock. All of the securities were previously issued to the selling security holders in private placement transactions described above under the section entitled “The Offering”.

The following table sets forth as of December 11, 2014:

●	The name of each selling security holder and any material relationship between us and such selling security holder based upon information currently available to us;

●	The number of shares owned issued in our November 2014 private placement;

●	The number of shares owned beneficially by each selling security holder before the offering;

●	The percentage ownership of each selling security holder prior to the offering;

●	The number of shares offered hereunder by each selling security holder;

●	The number of shares owned beneficially by each selling security holder after the offering; and

●	The percentage ownership of each selling security holder after the offering.

The information presented in this table has been calculated based on the assumption that all options and warrants will be exercised prior to completion of the offering, that all shares offered hereby will be sold, and that no other shares of our common stock will be acquired or disposed of by the selling security holder prior to the termination of this offering. The beneficial ownership set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based on 132,002,317 shares of our common stock outstanding on December 11, 2014. Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investments power with respect to their shares. None of the selling security holders are affiliated with a broker-dealer registered under the Exchange Act of 1934, as amended.

	Number of Shares Issued and Issuable from the November 2014 Offering (1)	Beneficial Ownership of Selling Security Holders Prior to the Offering (2)			Maximum Number of Shares Offered Hereby (3)	Beneficial Ownership of Selling Security Holders After the Offering
Name of Selling Security Holder		Number		Percent		Number (4)		Percent
AIGH Investment Partners LLC (5)	1,000,000	1,100,000	(6)	1.06%	700,000	400,000		*
AIGH Investment Partners LP (7)	12,500,000	6,650,000	(8)	4.99%	8,750,000	400,000		*
Dougherty Absolute Equity Fund LLC (9)	3,500,000	3,850,000	(10)	3.65%	2,450,000	1,400,000		1.06%
Jeffrey Jacobson (11)	83,333	91,666	(12)	*	58,333	33,333		*
Leap Tide Partners L.P.(13)	1,250,000	5,708,334	(14)	4.24%	875,000	4,833,334	(15)	3.60%
Hershel Berkowitz	250,000	275,000	(16)	*	175,000	100,000		*
E. Terry Skone TTEE Terry Skone Rev Trust u/a dtd 11/30/2005	500,000	550,000	(17)	*	350,000	200,000		*
Paul and Nancy Seel Joint Account WROS	500,000	550,000	(17)	*	350,000	200,000		*
Stephanie L. Russo	500,000	550,000	(17)	*	350,000	200,000		*
Richard A. Hoel	250,000	275,000	(16)	*	175,000	100,000		*
Dorothy J. Hoel	500,000	550,000	(17)	*	350,000	200,000		*
Janet & Donald Voight Trustees FBO Janet M. Voight Trust u/a dtd 8/28/96 (18)	250,000	275,000	(16)	*	175,000	100,000		*
David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97	500,000	550,000	(16)	*	350,000	200,000		*
Gary A. Bergren	750,000	825,000	(19)	*	525,000	300,000		*
William H. Baxter trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	500,000	550,000	(17)	*	350,000	200,000		*
Robert G. Allison	1,000,000	1,100,000	(20)	1.06%	700,000	400,000		*
Alice Ann Corporation (21)	750,000	825,000	(19)	*	525,000	300,000		*
Frances A. Gonyea	750,000	825,000	(19)	*	525,000	300,000		*
Wyatts Torch Equity Partners, LP	4,166,668	4,583,335	(22)	4.34%	2,916,668	1,666,667		1.26%
Iroquois Master Fund Ltd.(23)	833,325	916,665	(24)	*	583,328	333,337	(25)	-
Joseph P. Sullivan (26)	500,000	550,000	(17)	*	350,000	200,000		*
The Hewlett Fund(27)	2,375,000	2,045,833	(28)	1.54%	1,662,500	383,333	(29)	*
Alpha Capital Anstalt(30)	6,666,668	4,666,668	(31)	4.90%	4,666,668	-0-		-

* Represents less than one percent (1%) of our outstanding shares.

(1)

Reflects the total number of shares of common stock issued or issuable to each selling security holder from the November 2014 private placement, without regard to contractual restrictions on the exercise of the warrants as described in footnote (2) below. All of the foregoing securities are being offered for resale by this prospectus (other than warrants to purchase 11,962,498 shares of common stock, which are not being offered for resale by this prospectus).

(2)

To our knowledge, none of the shares of common stock or warrants issued to the selling security holders in the November 2014 private placement have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act. The warrants issued in the November 2014 private placement provide that a selling security holder may not exercise its warrants to the extent (but only to the extent) such selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%. As a result, the number of shares of common stock reflected in this column as beneficially owned by each selling security holder includes (a) the number of outstanding shares of common stock issued to such selling security holder, and (b) the number of shares of common stock underlying the warrants issued to such selling security holder that such selling security holder has the right to acquire without it or any of its affiliates beneficially owning more than 4.99% of our currently outstanding common stock, based on 132,002,317 outstanding shares of our common stock as of December 11, 2014.

(3)

Includes all shares of common stock issued and issuable as of the date of this prospectus to the selling security holders in connection with the November 2014 private placement, including all shares underlying the currently exercisable warrants issued therein as of the date of this prospectus, without regard to contractual restrictions on the exercise of the warrants as described in footnote (2) above.

(4)

Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part, including all shares of common stock issued and outstanding and all shares of common stock issuable upon exercise of the currently exercisable warrants, are sold in this offering and (ii) the selling security holders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(5)	Orin Hirschman is the president of AIGH Investment Partners LLC and has sole voting and dispositive power with respect to the shares.

(6)

Includes 300,000 shares issuable upon exercise of warrants held by AIGH Investment Partners LLC. Does not include 3,750,000 shares issuable upon exercise of warrants held by AIGH Investment Partners LP.

(7)	Orin Hirschman is the general partner of AIGH Investment Partners LP and has sole voting and dispositive power with respect to the shares.

(8)

Includes 1,650,000 shares issuable upon exercise of warrants. Does not include 800,000 shares held by AIGH Investment Partners LLC. Also does not include 400,000 shares issuable upon exercise of warrants held by AIGH Investment Partners LLC. The number of shares reflected in this table as beneficially owned excludes 2,500,000 shares of our common stock issuable upon exercise of warrants held by this selling security holder because such warrants contain a blocker provision as described in footnote (2), under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates of more than 4.99% of our common stock.

(9)	Jeffrey D. Jacobson is the Senior Vice President of Dougherty Absolute Equity Fund LLC and has sole voting and dispositive power with respect to the shares.

(10)	Includes 1,050,000 shares issuable upon exercise of warrants.

(11)	Jeffrey D. Jacobson is a Senior Vice President at Dougherty & Company, LLC

(12)	Includes 25,000 shares issuable upon exercise of warrants. Does not include securities owned by Dougherty Absolute Equity Fund LLC.

(13)	Jan Loeb as partner and manager of Leap Tide Partners L.P. has sole voting and dispositive power with respect to the shares.

(14)	Includes 2,541,667 shares issuable upon exercise of warrants.

(15)	Includes 2,166,667 shares issuable upon exercise of warrants.

(16)	Includes 75,000 shares issuable upon exercise of warrants.

(17)	Includes 150,000 shares issuable upon exercise of warrants.

(18)	T. Jay Salmen as president of Sun Investments, LLC has sole voting and dispositive power with respect to the shares.

(19)	Includes 225,000 shares issuable upon exercise of warrants.

(20)	Includes 300,000 shares issuable upon exercise of warrants.

(21)

Richard C. Perkins, executive vice president of Perkins Capital Management, the investment advisor, agent and attorney-in-fact of Alice Ann Corporation, has sole voting and dispositive power with respect to the shares.

(22)	Includes 1,250,001 shares issuable upon exercise of warrants.

(23)

Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management has voting control and investment discretion over securities held by Iroquois Master Fund. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to Iroquois Master Fund. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

(24)	Includes 583,335 shares issuable upon exercise of warrants.

(25)	Consists of shares issuable upon exercise of warrants.

(26)

Joseph Sullivan is a Senior Vice President at Dougherty & Company, LLC. Securities reflected as beneficially owned by Mr. Sullivan in this table do not include securities owned by Dougherty Absolute Equity Fund LLC.

(27)	Martin Chopp is the general partner of The Hewlett Fund and has sole voting and dispositive power with respect to the shares.

(28)	Includes 1,095,833 shares issuable upon exercise of warrants.

(29)	Consists of shares issuable upon exercise of warrants.

(30)	Konrad Ackermann is the director of Alpha Capital Anstalt and has sole voting and dispositive power with respect to the shares.

(31)	Includes 2,000,001 shares issuable upon exercise of warrants.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. We will, however, receive proceeds upon the exercise of any warrants held by the selling security holders. If such warrants are exercised in full (unless exercised on a cashless basis), we would receive gross cash proceeds of approximately $1,794,375. Any such proceeds are currently expected to be used for working capital and general corporate purposes. No assurances can be given that any of the warrants will be exercised.

PLAN OF DISTRIBUTION

Each selling security holder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after selling security holders the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act and otherwise without volume or manner of sale restrictions pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Fox Rothschild LLP, 997 Lenox Drive, Building 3, Lawrenceville, NJ 08648.

EXPERTS

The audited consolidated balance sheets at December 31, 2013 and 2012 and the audited consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the years ended December 31, 2013 and 2012 have been audited by Rotenberg Meril Solomon Bertiger & Guttilla, P.C., our independent registered public accounting firm. We have included these financial statements in this registration statement in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that we file with the SEC at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov, as well as our website at www.bio-key.com. Information contained on our website does not constitute a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement, and certain statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. In addition, we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. To obtain all of the information that we filed with the SEC in connection herewith, we refer you to the registration statement, including its exhibits and schedules. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date appearing on the front of the prospectus or prospectus supplement, as applicable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements (Unaudited) for Nine Months Ended September 30, 2014

Condensed Consolidated Balance Sheets as of September 30, 2014 and December 31, 2103	F-2
Condensed Consolidated Statement of Operations—Three and Nine Months ended September 30, 2014 and 2013	F-3
Condensed Consolidated Statement of Cash Flows—Nine Months ended September 30, 2014 and 2013	F-4
Notes to the Financial Statements—September 30, 2014	F-6

Audited Financial Statements for Years Ended December 31, 2013 and 2012

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$167,179	$2,023,349
Accounts receivable, net of allowance for doubtful accounts of $20,526 at September 30, 2014 and December 31, 2013	631,574	284,025
Due from factor	21,708	2,449
Inventory	12,025	9,376
Prepaid expenses and other	80,586	73,482
Total current assets	913,072	2,392,681
Equipment and leasehold improvements, net	104,510	125,062
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	164,745	174,950
Total non-current assets	277,967	308,724
TOTAL ASSETS	$1,191,039	$2,701,405

LIABILITIES
Accounts payable	$457,278	$540,912
Accrued liabilities	482,537	338,321
Deferred revenue	431,103	528,160
Total current liabilities	1,370,918	1,407,393
Warrant liabilities	83,327	243,077
TOTAL LIABILITIES	1,454,245	1,650,470

Commitments and contingencies

STOCKHOLDERS’ (DEFICIT) EQUITY:
Common stock — authorized, 170,000,000 shares; $.0001 par value issued and outstanding; 116,052,320 at September 30, 2014 and 115,842,315 as of December 31, 2013	11,605	11,584
Additional paid-in capital	55,972,787	55,909,923
Accumulated deficit	(56,247,598)	(54,870,572)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(263,206)	1,050,935
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$1,191,039	$2,701,405

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenues
Services	$496,127	$246,760	$1,027,069	$781,172
License fees and other	787,720	184,816	2,027,089	877,304
	1,283,847	431,576	3,054,158	1,658,476
Costs and other expenses
Cost of services	144,224	47,531	296,504	116,395
Cost of license fees and other	99,730	55,439	225,925	199,353
	243,954	102,970	522,429	315,748
Gross Profit	1,039,893	328,606	2,531,729	1,342,728

Operating Expenses
Selling, general and administrative	989,521	740,725	2,741,665	2,054,110
Research, development and engineering	324,992	353,583	1,282,536	902,558
	1,314,513	1,094,308	4,024,201	2,956,668
Operating loss	(274,620)	(765,702)	(1,492,472)	(1,613,940)
Other income (expense)
Interest income (expense)	2	(13,942)	5	(36,113)
Gain on derivative liabilities	223,892	-	117,153	-
Income taxes	(800)	(2,910)	(1,712)	(2,910)
	223,094	(16,852)	115,446	(39,023)

Net loss	$(51,526)	$(782,554)	$(1,377,026)	$(1,652,963)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Weighted Average Shares Outstanding:
Basic and Diluted	116,052,320	89,844,062	115,978,126	86,194,591

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,377,026)	$(1,652,963)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation	29,905	18,351
Amortization
Intangible assets	10,205	8,453
Deferred costs	-	11,776
Gain on derivative liabilities	(117,153)	-
Share-based compensation	170,282	62,272
Other	6	-
Change in assets and liabilities:
Accounts receivable	(347,549)	508,933
Due from factor	(19,259)	179,994
Inventory	(2,649)	(1,494)
Prepaid expenses and other	(7,104)	(22,644)
Accounts payable	(83,634)	(489,453)
Accrued liabilities	144,216	(181,172)
Deferred revenue	(97,057)	(206,505)
Net cash used for operating activities	(1,696,817)	(1,764,452)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,353)	(23,446)
Net cash used for investing activities	(9,353)	(23,446)
CASH FLOW FROM FINANCING ACTIVITIES:
Repurchase of outstanding warrants	(150,000)	-
Issuance of common stock	-	1,952,693
Repayment of notes payable – related party	-	(321,428)
Proceeds from issuance of Note Payable	-	497,307
Costs to issue common stock	-	(142,133)
Financing costs for Note Payable	-	(57,202)
Net cash (used for) provided by financing activities	(150,000)	1,929,237
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,856,170)	141,339
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,023,349	83,989
CASH AND CASH EQUIVALENTS, END OF PERIOD	$167,179	$225,328

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Nine Months Ended September 30,
	2014	2013

Cash paid for:
Interest	$-	$11,991

Noncash Investing and Financing Activities:
Issuance of warrants for deferred financing costs and equity raise	$-	$89,637

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2014 (Unaudited)

1.                BASIS OF PRESENTATION

The accompanying unaudited interim condensed consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiary (collectively, the “Company”) and are stated in conformity with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the financial statements have been condensed or omitted. Significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all necessary adjustments, consisting only of those of a recurring nature, and disclosures to present fairly the Company’s financial position and the results of its operations and cash flows for the periods presented. The balance sheet at December 31, 2013 was derived from the audited financial statements, but does not include all of the disclosures required by accounting principles generally accepted in the United States of America. These unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Form 10-K”), filed with the SEC on March 31, 2014.

Recently Issued Accounting Pronouncements

Effective January 1, 2014, the Company prospectively adopted Accounting Standards Update (“ASU”) No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 is expected to reduce diversity in practice by providing guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The adoption of ASU 2013-11 did not have a material effect on its consolidated financial statements.

In May 2014, ASU No. 2014-09, “Revenue from Contracts with Customers” was issued. The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. The guidance will also require that certain contract costs incurred to obtain or fulfill a contract, such as sales commissions, be capitalized as an asset and amortized as revenue is recognized. Adoption of the new rules could affect the timing of both revenue recognition and the incurrence of contract costs for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. The new standard is effective for reporting periods beginning after December 15, 2016 and early adoption is not permitted. For the Company, the new standard will be effective January 1, 2017. The Company is currently evaluating the impact of adoption and the implementation approach to be used.

In June 2014, ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU No. 2014-12”) was issued.  ASU No. 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. An entity should recognize compensation cost in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. ASU 2014-12 becomes effective for interim and annual periods beginning on or after December 15, 2015. Early adoption is permitted.  The Company is currently evaluating the effects of adopting ASU 2014-12 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements.

In June 2014, ASU 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU No. 2014-15”) was issued.  Before the issuance of ASU 2014-15, there was no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. This guidance is expected to reduce the diversity in the timing and content of footnote disclosures. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards as specified in the guidance. ASU 2014-15 becomes effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the effects of adopting ASU 2014-15 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

2.                GOING CONCERN

The Company has incurred significant losses to date and at September 30, 2014, had an accumulated deficit of approximately $56 million. In addition, broad commercial acceptance of the Company’s technology is critical to the Company’s success and ability to generate future revenues. At September 30, 2014, the Company’s total cash and cash equivalents were approximately $167,000, as compared to approximately $2,023,000 at December 31, 2013. On November 13, 2014, the Company issued to certain private investors 14,316,664 shares of common stock and warrants to purchase an additional 21,474,997 shares of common stock for aggregate net proceeds of $1,376,166. (See Note 10 – Subsequent Events)

The Company has financed itself in the past through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. The Company currently requires approximately $475,000 per month to conduct operations, a monthly amount that it has been unable to achieve consistently through revenue generation.

If the Company is unable to generate sufficient revenue to meet its goals, it will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute its plan to substantially grow operations, increase revenue, and serve a significant customer base; and (ii) provide working capital. No assurance can be given that any form of additional financing will be available on terms acceptable to the Company, that adequate financing will be obtained by the Company in order to meet its needs, or that such financing would not be dilutive to existing shareholders.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The matters described in the preceding paragraphs raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and become profitable in its future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

3.                SHARE BASED COMPENSATION

The following table presents share-based compensation expenses for continuing operations included in the Company’s unaudited interim condensed consolidated statements of operations:

	Three Months Ended September 30,	Three Months Ended September 30,
	2014	2013

Selling, general and administrative	$32,700	$19,294
Research, development and engineering	5,364	2,961
	$38,064	$22,255

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2014	2013

Selling, general and administrative	$144,616	$50,571
Research, development and engineering	25,666	11,701
	$170,282	$62,272

4.                EARNINGS (LOSS) PER SHARE COMMON STOCK (“EPS”)

The Company’s basic EPS is calculated using net income (loss) and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants.

The following table summarizes the options and warrants which were excluded from the diluted per share calculation even though the exercise prices were less than the average market price of the common shares because the effect of including these potential shares was antidilutive due to the net losses for the three and nine month periods ended September 30:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Stock Options	728,298	2,802,392	1,429,391	2,027,713
Warrants	-	817,072	-	174,477
Total	728,298	3,619,464	1,429,391	2,202,190

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Stock options	6,195,001	410,000	3,480,000	410,000
Warrants	30,369,129	3,500,006	30,369,129	11,750,006
Total	36,564,130	3,910,006	33,849,129	12,160,006

 5.                STOCKHOLDERS’ DEFICIT

Derivative Liabilities

In connection with the issuances of equity instruments or debt, the Company may issue options or warrants to purchase common stock. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity. In addition, the equity instrument or debt may contain embedded derivative instruments, such as conversion options or listing requirements, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability instrument. The Company accounts for derivative liability instruments under the provisions of FASB ASC 815, “Derivatives and Hedging.”

Securities Purchase Agreements dated October 25, 2013 and November 8, 2013

The Company issued common stock (the “Shares”) and warrants (the “Warrants”) pursuant to a series of Private Investors Securities Purchase Agreements (the “PI SPA”) on October 25, 2013 and November 8, 2013. Each unit had a purchase price of $0.15 and consisted of one Share and one Warrant. The Warrants are immediately exercisable at an exercise price of $0.25 per share, have a term of three years, and were exercisable on a cashless basis if at any time following the nine month anniversary of the issuance date, there was not an effective registration statement covering the public resale of the shares of Common Stock underlying the Warrants. The Shares and shares of common stock underlying the Warrants were subject to a registration rights agreement.  The Company filed a registration statement on November 22, 2013 and such registration was declared effective on December 31, 2013.

Investors in the PI SPA had certain anti-dilution rights which required the Company to issue additional shares of common stock to the investors if within the nine months following November 8, 2013, the Company, sold or issued any common stock or common stock equivalents (other than sales or issuances to directors, officers, employees or independent contractors in the ordinary course of business for compensation purposes and stock splits and stock dividends payable in respect of the Company’s common stock) having a purchase, exercise or conversion price per share of less than $0.15.

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” the Company determined that the anti-dilution features in the common stock issued were not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares.  As such, the anti-dilution features should be bifurcated from the common stock and accounted for as a derivative liability.

The Company did not value the derivative liability.  One of the key determinants of the Company’s decision to not value the derivative liability was the high likelihood that a future financing would not occur that would trigger the down round feature.  Whether a future equity financing would occur would be determined by the cash needs of the Company and management’s willingness to trigger the down round feature. The Company’s reasons were as follows:

            1.     The Company’s cash position.

            2.     The stock price of the Company’s common stock.

            3.     The unavailability of enough authorized shares to complete a large offering.

The anti-dilution feature expired on August 8, 2014, and no equity financing events occurred during the period of the anti-dilution right.

Pursuant to a placement agency letter agreement, the Company paid the placement agent cash commissions equal to 8% of the gross proceeds of the offering, reimbursed the placement agent for its reasonable out of pocket expenses, and issued to the placement agent warrants (the “Placement Agent Warrants”) to purchase an aggregate of 1,971,786 shares of common stock. The Placement Agent Warrants have substantially the same terms as the Warrants issued to the investors, except the Placement Agent Warrants are immediately exercisable on a cashless basis.

The cashless exercise features contained in the Placement Agent Warrants are considered to be derivatives and the Company recorded a warrant liability on the condensed consolidated balance sheet. The Company recorded the warrant liabilities equal to their estimated fair value in 2013. The Company is required to mark-to-market the warrant liability at the end of each reporting period. For the three months ended September 30, 2014, the Company recorded a gain on the change in fair value of the cashless exercise feature of $223,892. For the nine months ended September 30, 2014, the Company recorded a net gain on the change in fair value of the cashless exercise feature of $123,380. At September 30, 2014 and December 31, 2013, the fair value of the cashless exercise feature was $83,327 and $206,707, respectively.

Warrants

On August 15, 2013, the Company issued a warrant to purchase 300,000 shares of the Company’s common stock to an independent contractor. On March 11, 2014, the warrant was exercised on a cashless basis resulting in the issuance of 153,659 shares of common stock.

The cashless exercise feature contained in the warrant was considered to be a derivative and the Company recorded a warrant liability on the condensed consolidated balance sheet. The Company recorded the warrant liability equal to its estimated fair value. The Company was required to mark-to-market the warrant liabilities at the end of each reporting period. As the warrant was exercised, the Company marked-to-market the warrant on the day before the exercise and such value was then transferred to additional paid-in capital. For the nine months ended September 30, 2014, the Company recorded a loss on the change in fair value of the cashless exercise feature of $6,211. $42,581, the value of the cashless exercise feature as of March 10, 2014, was transferred to additional paid-in capital. The fair value of the cashless exercise feature was $36,370 as of December 31, 2013.

On January 27, 2014, the Company repurchased a warrant for the purchase of 8,000,000 shares of common stock from the Shaar Fund Ltd. at a purchase price of $150,000.   The warrant was exercisable at a strike price of $0.30 per share through December 31, 2015.

Issuances and Exercise of Stock Options

During the three and nine months ended September 30, 2014, the Company granted 0 and 3,420,000 stock options, respectively. The options are exercisable for a term of seven years and vest in equal installments over a three-year period commencing on the date of grant. 2,970,000 of the options are exercisable at $0.205 per share and 350,000 of the options are exercisable at $0.17 per share.

During the nine months ended September 30, 2014, the Company issued 56,346 shares of common stock for the cashless exercise of stock options.

6.              SEGMENT INFORMATION

The Company has determined that its continuing operations are one discrete segment consisting of biometric products. Geographically, North American sales accounted for approximately 81% and 97% of the Company’s total sales for the three months ended September 30, 2014 and 2013, respectively, and were approximately 91% and 97% of the Company’s total sales for the nine months ended September 30, 2014 and 2013, respectively.

7.              FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts and notes receivable, accounts payable, accrued liabilities, and notes payable, are carried at, or approximate, fair value because of their short-term nature.

The fair value of the warrant liabilities were measured using the following assumptions:

Risk-free interest rate	0.60%
Expected term	2.07 – 2.11
Expected dividends	0
Volatility of stock price	94.7% - 98.6%

The warrant liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about of future activities and the Company’s stock prices and historical volatility as inputs.

Compensatory Warrant
Fair value at January 1, 2014	$36,370
Loss on derivative	6,211
Transfer to additional paid-in-capital	(42,581)
Value at September 30, 2014	-

Warrant issued under PI SPA
Fair value at January 1, 2014	206,707
Gain on derivative	(123,380)
Value at September 30, 2014	83,327
Balance, September 30, 2014	$83,327

 8.            MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the three months ended September 30, 2014 and 2013, three customers accounted for 58% and two customers accounted for 43% of revenue, respectively. For the nine months ended September 30, 2014 and 2013, four customers accounted for 71% and three customers accounted for 47% of revenue, respectively.

At September 30, 2014, three customers accounted for 70% of accounts receivable.  At December 31, 2013, one customer accounted for 50% of accounts receivable.

 9.        CONTINGENCY

On or about March 13, 2014, LifeSouth Community Blood Centers, Inc. (“LifeSouth”) filed a lawsuit against the Company in the Superior Court of Monmouth County, New Jersey based on an alleged breach of a license agreement seeking return of all amounts paid under the license in the amount of $718,500. The Company has denied all claims and asserted a counterclaim against LifeSouth for non-payment of support and maintenance service fees. Discovery has commenced and is proceeding.

 10.        SUBSEQUENT EVENTS

On November 13, 2014, the Company raised additional working capital of $1,431,666 through the issuance of 14,316,664 shares of common stock and warrants to purchase an additional 21,474,997 shares of common stock in a private placement transaction. As part of the transaction, the investors surrendered to the Company for cancellation, previously issued warrants to acquire shares of common stock.  In connection with the transaction, the Company is obligated to effect a 1-for-2 reverse split of its common stock and register the public resale of both the shares of common stock issued and the shares underlying the warrants.  Warrants to purchase 50% of the shares are immediately exercisable and the balance are exercisable upon completion of the 1-for-2 reverse split of our outstanding shares.  The warrants have a term of five years and are exercisable at $0.15 per share, subject to “full ratchet” anti-dilution adjustment.  In addition, if at any time within two years after the effective date of the registration statement the Company issues shares of common stock at a price lower than $0.10 per share, it will be required to issue additional shares of common stock. In connection with the transaction described above, the Company expects to incur estimated costs of $55,500, which will be offset against additional paid-in capital.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

BIO-key International, Inc.

North Billerica, MA

We have audited the accompanying consolidated balance sheets of BIO-key International, Inc. and Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BIO-key International, Inc. and Subsidiary as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in the consolidated financial statements, the Company has suffered substantial net losses in recent years, has an accumulated deficit at December 31, 2013 and is dependent on debt and equity financing to fund its operations, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are disclosed in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla,P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.
Saddle Brook, New Jersey
March 31, 2014

BIO-key International, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31
	2013	2012
ASSETS
Cash and cash equivalents	$2,023,349	$83,989
Accounts receivable, net	284,025	604,784
Due from factor	2,449	189,904
Inventory	9,376	4,186
Prepaid expenses and other	73,482	25,088
Total current assets	2,392,681	907,951
Equipment and leasehold improvements, net	125,062	24,267
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	174,950	195,911
Total non-current assets	308,724	228,890
TOTAL ASSETS	$2,701,405	$1,136,841

LIABILITIES
Accounts payable	$540,912	$931,276
Accrued liabilities	338,321	593,599
Deferred revenue	528,160	508,520
Note payable – related party	-	321,428
Total current liabilities	1,407,393	2,354,823
Warrant liabilities	243,077	-
TOTAL LIABILITIES	1,650,470	2,354,823

Commitments

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock — authorized, 170,000,000 shares; issued and outstanding; 115,842,315 and 78,155,413 of $.0001 par value at December 31, 2013 and December 31, 2012, respectively	11,584	7,815
Additional paid-in capital	55,909,923	51,062,624
Accumulated deficit	(54,870,572)	(52,288,421)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,050,935	(1,217,982)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,701,405	$1,136,841

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2013	2012

Revenues
Services	$988,003	$1,094,731
License fees and other	997,973	2,741,162
	1,985,976	3,835,893
Costs and other expenses
Cost of services	145,702	221,027
Cost of license fees and other	241,326	350,706
	387,028	571,733
Gross Profit	1,598,948	3,264,160

Operating expenses
Selling, general and administrative	2,776,559	2,288,903
Research, development and engineering	1,344,070	947,371
	4,120,629	3,236,274
Operating (loss) income	(2,521,681)	27,886

Other income (deductions)
Interest income	7	7
Interest expense	(136,484)	(24,626)
Gain on derivative liabilities	78,812	-
Income taxes	(2,805)	-
	(60,470)	(24,619)
Net (loss) income	$(2,582,151)	$3,267

Basic and Diluted (Loss) Income per Common Share:	$(0.03)	$0.00

Weighted Average Shares Outstanding:
Basic and Diluted	91,791,690	78,155,413

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional
	Common Stock		Contributed	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2011	78,155,413	$7,815	$51,012,782	$(52,291,688)	$(1,271,091)

Share-based compensation	—	—	49,842	—	49,842
Net income	—	—	—	3,267	3,267

Balance as of December 31, 2012	78,155,413	$7,815	$51,062,624	$(52,288,421)	$(1,217,982)

Issuance of common stock and warrants pursuant to security purchase agreements	37,174,277	3,718	5,646,076	—	5,649,794
Issuance of common stock pursuant to anti-dilution rights	412,067	41	(41)	—	—
Issuance of common stock in exchange for options exercised	100,558	10	(10)	—	—
Derivative liabilities associated with security purchase agreements	---	---	(346,214)	---	(346,214)
Stock issuance costs	—	—	(648,116)	—	(648,116)
Share-based compensation	—	—	81,642	—	81,642
Reclassification of derivative liability	---	----	113,962	---	113,962
Net loss	—	—	—	(2,582,151)	(2,582,151)

Balance as of December 31, 2013	115,842,315	$11,584	$55,909,923	$(54,870,572)	$1,050,935

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2013	2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,582,151)	$3,267
Adjustments to reconcile net (loss) income to cash (used for) provided by operating activities:
Allowance for doubtful accounts	-	(377,000)
Depreciation	28,618	28,603
Amortization:
Intangible assets	20,961	11,269
Deferred costs	107,203	-
Share-based compensation	81,642	49,842
Gain on derivative liabilities	(78,812)	-
Change in assets and liabilities:
Accounts receivable trade	320,759	359,562
Due from factor	187,455	(189,904)
Inventory	(5,190)	4,051
Prepaid expenses and other	(48,394)	33,833
Accounts payable	(480,364)	243,835
Accrued liabilities	(255,278)	(82,234)
Deferred revenue	19,640	(19,572)
Net cash (used for) provided by operating activities	(2,683,911)	65,552
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(129,413)	-
Net cash used for investing activities	(129,413)	-
CASH FLOW FROM FINANCING ACTIVITIES:
Issuances of common stock	5,649,793	-
Repayment of notes payable – related party	(321,428)	(25,000)
Proceeds from issuance of Note Payable	497,307	-
Repayment of Note Payable	(497,307)	-
Costs to issue common stock and Note Payable	(575,681)	-
Net cash provided by (used for) financing activities	4,752,684	(25,000)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,939,360	40,552
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	83,989	43,437
CASH AND CASH EQUIVALENTS, END OF YEAR	$2,023,349	$83,989

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Years ended December 31,
	2013	2012

Cash paid for:
Interest	$77,216	$—
Income taxes	—	41,169

Noncash investing and financing activities:
Issuance of warrants for deferred financing costs and equity raise	$89,637	$—
Unpaid costs to issue common stock	90,000	—
Reclassification of derivative liability to additional paid-in capital	113,962	—

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiary

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE A —THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company, founded in 1993, develops and markets proprietary fingerprint identification biometric technology and software solutions. We also deliver advanced identification solutions and information services to law enforcement departments, public safety agencies and other government and private sector customers. Our mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.

Basis of Presentation

We have incurred significant losses to date, and at December 31, 2013, we had an accumulated deficit of approximately $55 million. In addition, broad commercial acceptance of our technology is critical to the Company’s success and ability to generate future revenues. At December 31, 2013, our total cash and cash equivalents were approximately $2,023,000, as compared to approximately $84,000 at December 31, 2012.

As discussed below, the Company has financed itself in the past through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and recently through factoring receivables. We currently require approximately $400,000 per month to conduct our operations, a monthly amount that we have been unable to achieve through revenue generation.

If the Company is unable to generate sufficient revenue to meet our goals, we will need to obtain additional third-party financing to (i) conduct the sales, marketing and technical support necessary to execute our plan to substantially grow operations, increase revenue and serve a significant customer base; and (ii) provide working capital. No assurance can be given that any form of additional financing will be available on terms acceptable to the Company, that adequate financing will be obtained by the Company in order to meet its needs, or that such financing would not be dilutive to existing shareholders.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The matters described in the preceding paragraphs raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and become profitable in its future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1.  Basis of Consolidation

The accompanying consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiary (collectively, the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

2. Use of Estimates

Our consolidated financial statements are prepared in accordance with GAAP as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) and consider the various staff accounting bulletins and other applicable guidance issued by the U.S. Securities and Exchange Commission (SEC). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result.

 3. Revenue Recognition

Revenues from software licensing are recognized in accordance with ASC 985-605, "Software Revenue Recognition." Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

The Company intends to enter into arrangements with end users for items which may include software license fees, and services or various combinations thereof. For each arrangement, revenues will be recognized when evidence of an agreement has been documented, the fees are fixed or determinable, collection of fees is probable, delivery of the product has occurred and no other significant obligations remain.

Multiple-Element Arrangements: For multiple-element arrangements, the Company applies the residual method in accordance with ASC 985-605. The residual method requires that the portion of the total arrangement fee attributable to the undelivered elements be deferred based on its vendor-specific objective evidence ("VSOE") of fair value and subsequently recognized as the service is delivered. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements, which is generally the software license. VSOE of fair value for all elements in an arrangement is based upon the normal pricing for those products and services when sold separately. VSOE of fair value for support services is additionally determined by the renewal rate in customer contracts. The Company has established VSOE of fair value for support as well as consulting services.

License Revenues: Amounts allocated to license revenues are recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met.

Revenue from licensing software, which requires significant customization and modification, is recognized using the percentage of completion method, based on the hours of effort incurred by the Company in relation to the total estimated hours to complete. In instances where third party hardware, software or services form a significant portion of a customer’s contract, the Company recognizes revenue for the element of software customization by the percentage of completion method described above. Otherwise, third party hardware, software, and services are recognized upon shipment or acceptance as appropriate. If the Company makes different judgments or utilizes different estimates of the total amount of work expected to be required to customize or modify the software, the timing and revenue recognition, from period to period, and the margins on the project in the reporting period, may differ materially from amounts reported. Anticipated contract losses are recognized as soon as they become known and are estimable.

Service Revenues: Revenues from services are comprised of maintenance and consulting and implementation services. Maintenance revenues include providing for unspecified when-and-if available product updates and customer telephone support services, and are recognized ratably over the term of the service period. Consulting services are generally sold on a time-and-materials basis and include a range of services including installation of software and assisting in the design of interfaces to allow the software to operate in customized environments. Services are generally separable from other elements under the arrangement since performance of the services are not essential to the functionality of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenues from services are generally recognized as the services are performed.

The Company provides customers, free of charge or at a minimal cost, testing kits which potential licensing customers may use to test compatibility/acceptance of the Company’s technology with the customer’s intended applications.

Costs and other expenses: Includes professional compensation and other direct contract expenses, as well as costs attributable to the support of client service professional staff, depreciation and amortization costs related to assets used in revenue-generating activities, and other costs attributable to serving the Company’s client base. Professional compensation consists of payroll costs and related benefits including stock-based compensation and bonuses. Other direct contract expenses include costs directly attributable to client engagements, such as out-of-pocket costs including travel and subsistence for client service professional staff, costs of hardware and software and costs of subcontractors. The allocation of lease and facilities charges for occupied offices is included in costs of service.

The Company accounts for its warranties under the FASB ASC 450 “Contingencies.” The Company generally warrants that its products are free from defects in material and workmanship for a period of one year from the date of initial receipt by our customers. The warranty does not cover any losses or damage that occurs as a result of improper installation, misuse or neglect or repair or modification by anyone other than the Company or its authorized repair agent. The Company’s policy is to accrue anticipated warranty costs based upon historical percentages of items returned for repair within one year of the initial sale. The Company’s repair rate of products under warranty has been minimal, and a historical percentage has not been established. The Company’s software license agreements generally include certain provisions for indemnifying customers against liabilities if the Company’s software products infringe upon a third party’s intellectual property rights. The Company has not provided for any reserves for warranty liabilities as it was determined to be immaterial.

4.  Cash Equivalents

Cash equivalents consist of liquid investments with original maturities of three months or less.  At December 31, 2013 and 2012, cash equivalents consisted of a money market account.

5. Accounts Receivable

Accounts receivable are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Accounts receivable at December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012

Accounts receivable	$304,551	$625,310
Allowance for doubtful accounts	(20,526)	(20,526)

Accounts receivable, net allowances for doubtful accounts	$284,025	$604,784

The allowance for doubtful accounts for the years ended December 31, 2013 and 2012 is as follows:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions From Reserves	Balance at End of Year
Year Ended December 31, 2013
Allowance for Doubtful Accounts	$20,526	$-	$-	$20,526
Year Ended December 31, 2012
Allowance for Doubtful Accounts	$397,526	$-	$377,000	$20,526

The allowance at January 1, 2012 was primarily for one customer whose payments under a contract were behind schedule. $400,000 was collected from the customer in 2012, and subsequently, $150,000 was collected in 2013.

6. Equipment and Leasehold Improvements, Intangible Assets and Depreciation and Amortization

Equipment and leasehold improvements are stated at cost.  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method.

The estimated useful lives used to compute depreciation and amortization for financial reporting purposes are as follows:

Equipment and leasehold improvements
Equipment (years)	3 - 5
Furniture and fixtures (years)	3 - 5
Software (years)	3
Leasehold improvements	life or lease term

Intangible assets consist of patents.  Patent costs are capitalized until patents are awarded. Upon award, such costs are amortized using the straight-line method over their respective economic lives. If a patent is denied, all costs are charged to operations in that year.

7. Impairment or Disposal of Long Lived Assets, including Intangible Assets

We review our long-lived assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is equal to the amount by which the carrying value of the assets exceeds their fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. In assessing recoverability, we must make assumptions regarding estimated future cash flows and discount factors. If these estimates or related assumptions change in the future, we may be required to record impairment charges. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. We did not record any impairment charges in any of the years presented.

8. Advertising Expense

The Company expenses the costs of advertising as incurred. Advertising expenses for the years ended December 31, 2013 and 2012 were approximately $178,000 and $114,000, respectively.

9. Deferred Revenue

Deferred revenue includes customer advances and amounts that have been billed per the contractual terms but have not been recognized as revenue. The majority of these amounts are related to maintenance contracts for which the revenue is recognized ratably over the applicable term, which generally is 12 months from the date the customer is delivered the products.

10. Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development are expensed as incurred.

11. Earnings Per Share of Common Stock (“EPS”)

The Company’s EPS is calculated by dividing net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options and warrants, when the effect of their inclusion is dilutive. See Note Q - Earnings Per Share “EPS”, for additional information.

12. Accounting for Stock-Based Compensation

The Company accounts for share based compensation in accordance with the provisions of ASC 718-10, “Compensation — Stock Compensation,” which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The majority of our share-based compensation arrangements vest over either a three or four year vesting schedule. The Company expenses its share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model, and requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of our common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates.

The compensation expense recognized under ASC 718 amounted to $81,642 and $49,842 for the years ended December 31, 2013 and 2012 respectively.

The following table presents share-based compensation expenses for continuing operations included in the Company’s consolidated statements of operations:

	Year ended December 31,
	2013	2012

Selling, general and administrative	$60,151	$22,502
Research, development and engineering	21,491	27,340
	$81,642	$49,842

Valuation Assumptions for Stock Options

For the years ended December 31, 2013 and 2012, 2,350,000 and 600,000 stock options were granted, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2013	2012
Risk free interest rate	0.68%	0.80%
Expected life of options (in years)	4.50	4.48
Expected dividends	0%	0%
Volatility of stock price	139%	114%

The stock volatility for each grant is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected option term. The expected term was determined using the simplified method for estimating expected option life, which qualify as “plain-vanilla” options; and the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

13. Derivative Liabilities

In connection with the issuances of equity instruments or debt, the Company may issue options or warrants to purchase common stock. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity. In addition, the equity instrument or debt may contain embedded derivative instruments, such as conversion options or listing requirements, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability instrument. The Company accounts for derivative liability instruments under the provisions of FASB ASC 815, “Derivatives and Hedging.”

14. Deferred Costs

Costs incurred with obtaining and executing debt arrangements are capitalized and amortized to interest expense using the effective interest method over the term of the related debt.

15. Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryback, carryforward period available under tax law. The Company evaluates, on a quarterly basis whether, based on all available evidence, if it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by ASC 740-10, “Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Because of the Company’s historical performance and estimated future taxable income, a full valuation allowance has been established.

The Company accounts for uncertain tax provisions in accordance with ASC 740-10-05 “Accounting for Uncertainty in Income Taxes.” The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

16. Recent Accounting Pronouncements

On July 18, 2013, the FASB issued Accounting Standards Update No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 is expected to reduce diversity in practice by providing guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments in this update should be applied prospectively for annual and interim periods beginning after December 15, 2013. The Company is currently evaluating the impact of its pending adoption of ASU 2013-11 on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE B—FACTORING

Due from factor consisted of the following as of December 31:

	Original Invoice Value	Factored Amount	Factored Balance due
Year Ended December 31, 2013
Factored accounts receivable	$9,795	$7,346	$2,449
Year Ended December 31, 2012
Factored accounts receivable	$744,315	$554,411	$189,904

As of December 2011, the Company entered into a 24 month accounts receivable factoring arrangement with a financial institution (the “Factor”). Pursuant to the terms of the arrangement, the Company, from time to time shall sell to the Factor certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor shall then remit 75% of the accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees to be forwarded to the Company once the Factor collects the full accounts receivable balance from the customer. Factoring fees range from 2.75% to 15% of the face value of the invoice factored, and are determined by the number of days required for collection of the invoice. In April 2012, the terms were updated from monthly to quarterly, and the 24-month arrangement was extended to August 1, 2014.

 NOTE C—FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts receivable, due from factor, accounts payable, accrued liabilities, and notes payable - related party, are carried at, or approximate, fair value because of their short-term nature.

The fair value of the warrant liabilities and derivative liabilities are measured at fair value using the following assumptions:

Risk free interest rate	0.07% - 1.38%
Expected term	0.25% - 4.65%
Expected dividends	0
Volatility of stock price	78.0% - 136.2%

For the anti-dilution features, the Company utilized the Monte Carlo simulation. The stock volatility for each grant is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected term and the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the derivative.

The warrant liabilities and derivative liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about of future activities and the Company’s stock prices and historical volatility as inputs.

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3). There were no assets as of or during the year ended December 31, 2013 and no assets or liabilities as of or during the year ended December 31, 2012 measured using significant unobservable inputs.

Fair Value Measurements Using

Significant Unobservable Inputs (Level 3):

Balance, January 1, 2013	$-

Compensatory Warrant (Note M3)
Fair value at issuance	89,637
Gain on derivative	(53,267)

Value at December 31, 2013	36,370

Warrants issued Under PI SPA (Note M2c)
Fair value at issuance	325,891
Gain on derivative	(119,184)

Value at December 31, 2013	206,707

Anti-Dilution Features From July Private Investor SPA (Note M2b)
Fair value at issuance	20,323
Loss on derivative	93,639
Reclassification to additional paid-in capital	(113,962)

Value at December 31, 2013	-

Balance, December 31, 2013	$243,077

  NOTE D—CONCENTRATION OF RISK

Financial instruments which potentially subject the Company to risk primarily consist of cash and accounts receivables.

The Company maintains its cash and cash equivalents with various financial institutions, which, at times may exceed the amounts insured by the Federal Deposit Insurance Corporation. The exposure to the Company is solely dependent upon daily bank balances and the respective strength of the financial institutions. The Company has not incurred any losses on these accounts. At December 31, 2013 and 2012, amounts in excess of insured limits were $1,534,815 and $0, respectively.

 The Company extends credit to customers on an unsecured basis in the normal course of business. The Company’s policy is to perform an analysis of the recoverability of its receivables at the end of each reporting period and to establish allowances where appropriate. The Company analyzes historical bad debts and contract losses, customer concentrations, and customer credit-worthiness when evaluating the adequacy of the allowances.

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, as follows:

	Years Ended December 31,
	2013	2012

Customer A	19%	31%
Customer B	15%	*	%

*      Less than 10% of total revenue

The Company had certain customers whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

	As of December 31,
	2013		2012

Customer C	50%		74%
Customer D	*	%	14%

*      Less than 10% of total accounts receivable

 NOTE E—EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consisted of the following as of December 31:

	2013	2012

Equipment	$378,074	$302,052
Furniture and fixtures	138,618	99,199
Software	28,624	28,624
Leasehold improvements	53,948	39,975
	599,264	469,850

Less accumulated depreciation and amortization	(474,202)	(445,583)

Total	$125,062	$24,267

Depreciation and amortization were $28,618 and $28,603 for the periods ending December 31, 2013 and 2012, respectively.

NOTE F—INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31:

	2013			2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Patents and patents pending	$287,248	$(112,298)	$174,950	$287,248	$(91,337)	$195,911

Total	$287,248	$(112,298)	$174,950	$287,248	$(91,337)	$195,911

Aggregate amortization expense for the years ended December 31, 2013 and 2012, was $20,961 and $11,269 respectively. The estimated aggregate amortization expense of intangible assets for the years following December 31, 2014 is approximately $21,000 per year for 2014 through 2018, and approximately $70,000 thereafter.

NOTE G—ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31:

	2013	2012

Compensation	$11,102	$243,049
Compensated absences	112,609	133,535
Dividends payable	3,435	3,435
Interest payable – related party	-	47,935
Accrued legal and accounting fees	84,609	84,954
Sales tax payable	54,382	53,043
Other	72,184	27,648

Total	$338,321	$593,599

 NOTE H—RELATED PARTY

Consulting Arrangement with Thomas J. Colatosti (“Colatosti”)

In connection with his appointment to the Board of Directors in September 2002, and as acting Chief Financial Officer from November 2008 to December 2009, the Company had entered into a number of consulting arrangements with Mr. Colatosti. Under the most recent arrangement, which expired on December 31, 2011, Mr. Colatosti provided services to the Company and its subsidiary for the two-year term at a rate of $5,000 per month. At December 31, 2013 and December 31, 2012, Mr. Colatosti is owed $50,000. The balance owed to Colatosti is included in accounts payable.

NOTE I—DEFERRED REVENUE

The components of deferred revenue are as follows as of December 31:

	2013	2012

Maintenance contracts	$528,160	$496,055
Customer deposit	-	12,465

Total	$528,160	$508,520

Maintenance contracts include provisions for unspecified when-and-if available product updates and customer telephone support services, and are recognized ratably over the term of the service period.

NOTE J—NOTES PAYABLE

The 2010 Exchange Agreement

Effective as of December 31, 2010, the Company entered into a Securities Exchange Agreement (the “2010 Exchange Agreement”) with Colatosti. Pursuant to the 2010 Exchange Agreement, Mr. Colatosti agreed to exchange all of his outstanding shares of Series D Convertible Preferred Stock, including all accrued and unpaid dividends thereon, and the 7% Convertible Promissory Note dated as of December 28, 2009 issued by the Company to Mr. Colatosti in the original principal amount of $64,878 for a new non-convertible 7% Secured Promissory Note in the original principal amount of $350,804 (the “Colatosti Note”).

The principal and interest under the Colatosti Note was scheduled to be repaid by the Company in cash on December 31, 2012. Pursuant to a Note Amendment and Extension Agreement effective as of December 31, 2012, the maturity date of the Colatosti Note was extended to March 31, 2013. In February 2013, the principal balance and accrued interest owing under the Colatosti Note was repaid from the proceeds of the February 2013 financing (see Note M2a).  At December 31, 2013 and December 31, 2012, the amount payable under the Colatosti Note was $0 and $321,428, respectively. Accrued interest owed amounted to $0 and $47,935 at December 31, 2013 and 2012, respectively, and was included in accrued liabilities (see Note G).

The 2013 Note Purchase Agreement

Pursuant to a Note Purchase Agreement (the “InterDigital NPA”) dated February 26, 2013 by and between the Company and DRNC Holdings, Inc. (“DRNC”), the Company issued to DRNC a promissory note in the principal amount of $497,307 (the “InterDigital Note”), which accrued interest at a rate of 7% per annum, with a default rate of 9% per annum while a nonpayment default was continuing.

The InterDigital Note was to mature on December 31, 2015, was secured by a security interest in all of the tangible and intangible assets of the Company, and was subject to acceleration upon an event of default. A portion of the proceeds from the sale of the InterDigital Note were used to repay the Colatosti Note in full, with the remaining proceeds to be used for other general corporate purposes.

On November 22, 2013, the Company repaid in full the $497,307 principal balance and accumulated interest payable due under the InterDigital Note. In connection with the repayment, DRNC's security interest in all of our tangible and intangible assets was terminated.

In connection with the InterDigital NPA and InterDigital Note, the Company incurred costs totaling $57,202.  Such costs were capitalized and were being amortized over the initial expected term of the InterDigital Note using the effective interest method. Once the InterDigital Note was repaid, the remaining balance of capitalized costs was written off to interest expense.

 NOTE K—SEGMENT INFORMATION

The Company has determined that its continuing operations are one discrete segment consisting of Biometric products. Geographically, North American sales accounted for approximately 97% and 93% of the Company’s total sales for fiscal years 2013 and 2012, respectively.

NOTE L—COMMITMENTS

Operating Leases

The Company does not own any real estate but conducts operations from three leased premises. These non-cancelable operating leases expire at various dates through 2018. In addition to base rent, the Company pays for property taxes, maintenance, insurance and other occupancy expenses according to the terms of the individual leases.

Future minimum rental commitments of non-cancelable operating leases are approximately as follows:

Years ending December 31,
2014	$142,944
2015	143,745
2016	147,726
2017	152,359
2018	103,825

$690,599

Rental expense was approximately $159,000 and $169,000 during 2013 and 2012, respectively.

NOTE M— EQUITY

1. Redeemable Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.

2. Common Stock

The Company is authorized to issue 170,000,000 shares of common stock, $.0001 par value per share, of which 115,842,315 and 78,155,413 were outstanding as of December 31, 2013 and 2012, respectively.

 Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

Issuances of Common Stock

a)	Securities Purchase Agreements dated February 26, 2013

Pursuant to a Securities Purchase Agreement dated February 26, 2013 by and between the Company and DRNC (the “InterDigital SPA”), the Company issued to DRNC 4,026,935 shares of its common stock at a purchase price $0.10 per share, for an aggregate purchase price of $402,693. DRNC had anti-dilution rights under the InterDigital SPA that required the Company to issue additional shares to DRNC on a full-ratchet basis if the Company, within the nine months following February 26, 2013, sold or issued any common stock or common stock equivalents (other than sales or issuances to directors, officers, employees or independent contractors in the ordinary course of business for compensation purposes and stock splits and stock dividends payable in respect of the Company’s common stock) having a purchase, exercise or conversion price per share of less than $0.10.  No shares were issued under the anti-dilution rights due to subsequent issuances.

Concurrently with the closing of the transactions described above, the Company closed an equity financing with a number of private investors pursuant to a Securities Purchase Agreement (the “Private Investor SPA”). Pursuant to the Private Investor SPA, the Company issued to such investors 5,000,000 shares of its common stock at a purchase price $0.10 per share, for an aggregate purchase price of $500,000.

In connection with the share issuances described above, the Company incurred costs of $46,176, which were offset against additional paid-in capital.

The shares of common stock were subject to registration clauses.  The Company filed a registration statement on November 22, 2013 and such registration was declared effective on December 31, 2013.  See Note M2d.

b)	Securities Purchase Agreement dated July 23, 2013

Pursuant to a Securities Purchase Agreement, dated July 23, 2013, by and between the Company and a number of private and institutional investors (the “July Private Investor SPA”), the Company issued units to such investors consisting of 3,500,006 shares of common stock and 3,500,006 warrants to purchase additional shares of common stock, at a purchase price of $0.30 per unit for an aggregate purchase price of $1,050,000. The Investors have anti-dilution rights under the July Private Investors SPA that require the Company to issue additional shares to Investors on an average-weighted basis if the Company, within the six months following July 23, 2013, sells or issues any common stock or common stock equivalents (other than sales or issuances to directors, officers, employees or independent contractors in the ordinary course of business for compensation purposes and stock splits and stock dividends payable in respect of the Company’s common stock) having a purchase, exercise or conversion price per share of less than $0.30 (see Note M2c below where the anti-dilution rights were triggered). The warrants are immediately exercisable at an exercise price of $0.40 per share and have a term of five years. Effective November 22, 2013, the Company agreed to reduce the exercise price of the warrants to $0.25 per share.

In connection with the share issuances described above, the Company incurred costs of $135,594, including filing costs for the associated Registration Statement filed with the SEC pursuant to the registration rights clause in the July 2013 Private Investors SPA, which were offset against additional paid-in capital.

The shares of common stock and the shares of common stock underlying the warrants were subject to a registration clause.  The Company filed a registration statement on November 22, 2013 and such registration was declared effective on December 31, 2013.  See Note M2d.

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” the Company determined that the anti-dilution feature in the common stock issued was not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares.  As such, the anti-dilution feature should be bifurcated from the common stock and accounted for as a derivative liability.

The Company recorded derivative liabilities equal to their estimated fair value of $20,323. Such amount was also recorded as a reduction of additional paid-in capital. As discussed in Item c) below, the down round feature was triggered. As such, the Company marked-to-market the derivative liabilities at the date of issuances. In addition, the Company was required to mark-to-market the derivative liabilities at December 31, 2013. For the year ended December 31, 2013, the Company recorded a loss on the change in fair value of the anti-dilution rights of $93,639. The Company did not value the derivative liability at December 31, 2013.  At such date, the Company determined that it was still highly unlikely that an equity financing would occur prior to January 23, 2014, the expiration date of the down round feature.  Such conclusion was based upon the discussion noted in Note M2c below.

As discussed above, the Company agreed to reduce the exercise price of the warrants. Under GAAP, the warrants have to be revalued and a charge recorded if the value of the warrants under the new terms exceeds the value of the warrants under the old terms on the day before the change. No charge was recorded as the value of the “new” warrants was less than the value of the “old” warrants.

c)	Securities Purchase Agreements dated October 25, 2013 and November 8, 2013

Pursuant to a series of Private Investors Securities Purchase Agreements (the “PI SPA”), on October 25, 2013 and November 8, 2013, the Company issued to certain private investors an aggregate of 24,647,337 units consisting of 24,647,337 shares of common stock (the “Shares”) and warrants to purchase an additional 24,647,337 shares of our common stock (the “Warrants”) for an aggregate purchase price of $3,697,100. Each unit had a purchase price of $0.15 and consisted of one share of common stock and one Warrant. The Warrants are immediately exercisable at an exercise price of $0.25 per share, have a term of three years, and are exercisable on a cashless basis if at any time following the nine month anniversary of the issuance date, there is not an effective registration statement covering the public resale of the shares of Common Stock underlying the Warrants.

In connection with the share issuances described above, the Company incurred costs of $466,346, including filing costs for the associated Registration Statement filed with the SEC pursuant to the registration rights clause in the October and November 2013 Private Investors SPA, which were offset against additional paid-in capital.

Investors in the PI SPA have certain anti-dilution rights which require the Company to issue additional shares of common stock to the investors if within the nine months following November 8, 2013, the Company, sells or issues any common stock or common stock equivalents (other than sales or issuances to directors, officers, employees or independent contractors in the ordinary course of business for compensation purposes and stock splits and stock dividends payable in respect of the Company’s common stock) having a purchase, exercise or conversion price per share of less than $0.15.

Based on an evaluation as discussed in FASB ASC 815-15, “Embedded Derivatives” and FASB ASC 815-40-15, “Contracts in Entity’s Own Equity - Scope and Scope Exceptions,” the Company determined that the anti-dilution features in the common stock issued were not considered indexed to its own stock because neither the occurrence of a sale of equity securities by the issuer at market nor the issuance of another equity contract with a lower strike price is an input to the fair value of a fixed-for-fixed option or forward on equity shares.  As such, the anti-dilution features should be bifurcated from the common stock and accounted for as a derivative liability.

The Company did not value the derivative liability.  One of the key determinants of the Company’s decision to not value the derivative liability was the high likelihood that a future financing would not occur that would trigger the down round feature.  Whether a future equity financing would occur would be determined by the cash needs of the Company and management’s willingness to trigger the down round feature. The Company’s reasons were as follows:

1.	The Company’s cash position after the completion of the PI SPA.
2.	The stock price of the Company’s common stock.
3.	The lack of enough available authorized shares to complete a large offering.

Under GAAP, the Company is required to mark-to-market the derivative liability at the end of each reporting period. The Company did not value the derivative liability at December 31, 2013.  At such date, the Company determined that it was still highly unlikely that an equity financing would occur prior to July 8, 2014, the expiration date of the down round feature.  Such conclusion was based upon the discussion noted above.

The Shares and shares of common stock underlying the Warrants were subject to a registration rights agreement.  The Company filed a registration statement on November 22, 2013 and such registration was declared effective on December 31, 2013.  See Note M2d.

Pursuant to a placement agency letter agreement, the Company paid the placement agent cash commissions equal to 8% of the gross proceeds of the offering, reimbursed the placement agent for its reasonable out of pocket expenses, and issued to the placement agent warrants (the “Placement Agent Warrants”) to purchase an aggregate of 1,971,786 shares of common stock. The Placement Agent Warrants have substantially the same terms as the Warrants issued to the investors, except the Placement Agent Warrants are immediately exercisable on a cashless basis.

The cashless exercise features contained in the warrants are considered to be derivatives and the Company recorded warrant liabilities on the consolidated balance sheet. The Company recorded the warrant liabilities equal to their estimated fair value of $325,891. Such amount was also recorded as a reduction of additional paid-in capital. The Company is required to mark-to-market the warrant liabilities at the end of each reporting period. For the year ended December 31, 2013, the Company recorded a gain on the change in fair value of the cashless exercise features of $119,184, and as of December 31, 2013, the fair value of the cashless exercise features was $206,707.

The sales of securities in this offering triggered the anti-dilution rights set forth in the July Private Investor SPA. As a result, in connection with the October 25, 2013 closing, the per share purchase price set forth in the July Private Investor SPA was reduced to $0.2722 resulting in the issuance of 357,452 additional shares of common stock. In connection with the November 8, 2013 closing, the per share purchase price set forth in the July Private Investor SPA was further reduced to $0.2684 resulting in the issuance of 54,614 additional shares of common stock.

d)	Registration Statement

The Company filed a registration statement on Form S-1 with the SEC to register the public resale of 65,733,688 shares of its common stock from the above 2013 Securities Purchase Agreements, comprised of:

●	9,026,935 shares of common stock issued in the February 2013 private offering
●	3,500,006 shares of common stock issued in the July 2013 private offering
●	3,500,006 shares of common stock underlying warrants issued in the July 2013 private offering

●	412,067 shares of common stock issued pursuant to certain anti-dilution rights held by certain investors in the July 2013 private offering
●	24,647,337 shares of common stock issued in the October 2013 and November 2013 private offerings
●	24,647,337 shares of common stock underlying warrants issued in the October 2013 and November 2013 private offerings

The registration statement was declared effective on December 31, 2013.

e)	Employees’ exercise options

During the year ended December 31, 2013, 179,998 stock options were exercised resulting in the cashless issuance of 100,558 shares of common stock.

3. Warrants

The Company has issued warrants to certain creditors, investors, investment bankers and consultants. A summary of warrant activity is as follows:

	Total Warrants	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value

Outstanding, as of December 31, 2011	8,250,000	$0.30

Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding, as of December 31, 2012	8,250,000	$0.30	2.97

Granted	30,419,129	0.25
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding, as of December 31, 2013	38,669,129	$0.26	2.79	—
Vested or expected to vest at December 31, 2013	38,669,129	$0.26	2.79	—
Exercisable at December 31, 2013	38,669,129	$0.26	2.79	—

On August 15, 2013, the Company issued a warrant to purchase 300,000 shares of the Company’s common stock to an independent contractor for work associated with the InterDigital Note and InterDigital SPA as additional compensation. The warrant has an exercise price of $0.10 per share and term of three years. The warrant also contains a cashless exercise feature. The Company valued the warrant using the following assumptions: risk free rate of 0.70%, stock price of $0.34, and 134.2% volatility for a total valuation of $89,637. Approximately $50,000 of the value of the warrant was allocated to the InterDigital NPA as deferred financing costs (the balance of which was written off in November 2013 on repayment of the InterDigital Note), and approximately $39,600 was allocated to additional-paid-in-capital for the InterDigital SPA.

The cashless exercise feature contained in the warrant is considered to be a derivative and the Company recorded a warrant liability on the consolidated balance sheet. The Company recorded the warrant liability equal to its estimated fair value of $89,637. The Company is required to mark-to-market the warrant liabilities at the end of each reporting period. For the year ended December 31, 2013, the Company recorded a gain on the change in fair value of the cashless exercise feature of $53,267, and as of December 31, 2013, the fair value of the cashless exercise feature was $36,370. On March 11, 2014, the 300,000 warrants were exercised resulting in the cashless issuance of 153,659 shares of common stock.

On January 27, 2014, the Company repurchased a warrant for the purchase of 8,000,000 shares of common stock from the Shaar Fund Ltd. at a purchase price of $150,000.   The warrant was exercisable at a strike price of $0.30 per share through December 31, 2015.

NOTE N—STOCK OPTIONS

1999 Stock Option Plan

During 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan was not presented to stockholders for approval and thus incentive stock options are not available under the plan. Under the 1999 Plan, 2,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of nonstatutory stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The 1999 Plan expired in August 2009.

2004 Stock Option Plan

On October 12, 2004, the Board of Directors of the Company approved the 2004 Stock Option Plan (the 2004 Plan). The 2004 Plan has not yet been presented to stockholders for approval and thus incentive stock options are not available under this plan. Under the terms of this plan, 4,000,000 shares of common stock are reserved for issuance to employees, officers, directors, and consultants of the Company at exercise prices which may not be below 85% of fair market value. The term of stock options granted may not exceed ten years. Options issued under the Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, as defined, all options outstanding vest immediately. The Plan expires in October 2014.

Non-Plan Stock Options

Periodically, the Company has granted options outside of the 1999 and 2004 Plans to various employees and consultants. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

Stock Option Activity

Information summarizing option activity is as follows:

	Number of Options				Weighted average exercise	Weighted average remaining life	Aggregate intrinsic
	1999 Plan	2004 Plan	Non Plan	Total	price	(in years)	value

Outstanding, as of December 31, 2011	500,000	2,831,836	1,072,576	4,404,412	$0.22

Granted	—	600,000	—	600,000	0.09
Exercised	—	—	—	—	—
Forfeited	—	(164,623)	(365,378)	(530,001)	0.09
Expired	—	(504,941)	(707,198)	(1,212,139)	0.30
Outstanding, as of December 31, 2012	500,000	2,762,272	—	3,262,272	$0.16

Granted	—	1,150,000	1,200,000	2,350,000	0.17
Exercised	—	(179,998)	—	(179,998)	0.13
Forfeited	—	(41,667)	—	(41,667)	0.16
Expired	—	—	—	—	—
Outstanding, as of December 31, 2013	500,000	3,690,607	1,200,000	5,390,607	$0.17	4.48	$136,787
Vested or expected to vest at December 31, 2013				4,526,934	$0.17	4.17	$130,993
Exercisable at December 31, 2013				2,495,595	$0.17	2.74	$105,496

The options outstanding and exercisable at December 31, 2013 were in the following exercise price ranges:

			Options Outstanding			Options Exercisable
Range of exercise prices			Number of shares	Weighted average exercise price	Weighted average remaining life (in years)	Number exercisable	Weighted average exercise price
$0.08	-	0.21	4,980,607	$0.14	4.60	2,085,595	$0.12
0.22	-	0.40	70,000	0.40	3.02	70,000	0.40
0.41	-	0.68	340,000	0.46	3.02	340,000	0.46
$0.08	-	0.68	5,390,607			2,495,595

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $0.16 as of December 31, 2013, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of December 31, 2013 was 1,820,595.

The weighted average fair value of options granted during the years ended December 31, 2013 and 2012 was $0.15 and $0.05 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2013 and 2012 was $31,643, and $0, respectively. The total fair value of shares vested during the years ended December 31, 2013 and 2012 was $42,058 and $70,026 respectively.

As of December 31, 2013 future compensation cost related to nonvested stock options is $335,020 and will be recognized over an estimated weighted average period of 2.10 years.

On March 13, 2014, the Board of Directors granted options to purchase 3,420,000 shares of the Company’s common stock to certain employees and members of the Board of Directors. The terms of the options include the following:

Exercise price	–	$0.205 per share
Vesting period	–	Three years
Expiration date	–	March 21, 2021

 NOTE O—INCOME TAXES

There was no provision for federal or state taxes as at December 31, 2013.

The Company has deferred taxes due to income tax credits, net operating loss carryforwards, and the effect of temporary differences between the carrying values of certain assets and liabilities for financial reporting and income tax purposes. Significant components of deferred taxes are as follows at December 31:

	2013	2012

Current asset:
Accrued compensation	$49,000	$128,000
Accounts receivable allowance	8,000	8,000
Non-current asset (liability):
Stock-based compensation	205,000	336,000
Basis differences in fixed assets	(19,000)	(10,000)
Basis differences in intangible assets	(69,000)	(77,000)
Net operating loss and credit carryforwards	17,217,000	16,143,000
Valuation allowances	(17,391,000)	(16,528,000)

	$—	$—

The Company has a valuation allowance against the full amount of its net deferred taxes due to the uncertainty of realization of the deferred tax assets due to operating loss history of the Company. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all of its deferred tax assets will not be realized. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income. Similarly, income tax benefits related to stock options exercised have not been recognized in the financial statements.

As of December 31, 2013, the Company has federal net operating loss carryforwards of approximately $47,600,000 subject to expiration between 2019 and 2033.  These net operating loss carryforwards are subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company.

A reconciliation of the effective income tax rate on operations reflected in the Statements of Operations to the US Federal statutory income tax rate is presented below.

	2013	2012

US Federal statutory income tax rate	34%	34%
Permanent differences	(3)	831
Effect of net operating loss	(31)	(865)

Effective tax rate	—%	—%

The Company has not been audited by the Internal Revenue Service (“IRS”) or any states in connection with income taxes. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The periods from 2010 through 2013 remain open to examination by the IRS and state jurisdictions. The Company believes it is not subject to any tax audit risk beyond those periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any significant interest expense recognized during the years ended December 31, 2013 and 2012.

NOTE P—PROFIT SHARING PLAN

The Company has established a savings plan under section 401(k) of the Internal Revenue Code. All employees of the Company, after completing one day of service are eligible to enroll in the 401(k) plan. Participating employees may elect to defer a portion of their salary on a pre-tax basis up to the limits as provided by the IRS Code. The Company is not required to match employee contributions but may do so at its discretion. The Company made no contributions during the years ended December 31, 2013 and 2012.

NOTE Q—EARNINGS PER SHARE (EPS)

The Company’s basic EPS is calculated using net income (loss) available to common shareholders and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible notes and preferred stock.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive even though the exercise price was less than the average market price of the common shares.

	Years ended December 31,
	2013	2012

Stock Options	1,844,530	—
Warrants	166,690	—

Potentially dilutive securities	2,011,220	—

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Years ended December 31,
	2013	2012

Stock options	410,000	3,262,272
Warrants	38,369,129	8,250,000

Total	38,779,129	11,512,272

NOTE R—SUBSEQUENT EVENTS

The Company has reviewed subsequent events through the date of this filing.

On or about March 13, 2014, LifeSouth Community Blood Centers, Inc. filed a lawsuit against the Company in the Superior Court of Monmouth County, New Jersey based on an alleged breach of a license agreement seeking return of all amounts paid under the license in the amount of $718,500. The Company has not been formally served and intends to vigorously defend the action and pursue all available counterclaims.

27,912,496 Shares

Common Stock

P R O S P E C T U S

_______________, 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses incurred by us in connection with the sale of the common stock being registered by this registration statement. All amounts shown are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	450
Printing and engraving expenses	1,000
Accounting fees and expenses	5,000
Legal fees and expenses	20,000
Miscellaneous expenses	1,000

Total	$27,450

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation, as amended, provides that, unless otherwise required under applicable law, (1) a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and (2) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Company, any predecessor of the Company or any other enterprise per the Company’s or any predecessor to the Company’s request.

Our bylaws provide that (a) we shall indemnify and hold harmless our directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees) reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited requirements, and (c) the rights conferred in our Bylaws are not exclusive.

We have also obtained insurance policies covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

Over the past three years, we have issued and sold the following securities without registration under the Securities Act:

On February 26, 2013, we issued 4,026,935 shares of common stock to DRNC Holdings, Inc. for an aggregate purchase price of $402,963. On February 26, 2013, we also issued 5,000,000 shares of common stock to a limited number of investors for an aggregate purchase price of $500,000. The securities were issued to accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

On July 23, 2013, we issued 3,500,006 units consisting of 3,500,006 shares of common stock and warrants to purchase an additional 3,500,006 shares of common stock for an aggregate purchase price of $1,050,000. Each unit consists of one share of common stock and a warrant to purchase one share of common stock. Each warrant is immediately exercisable at an exercise price of $0.40 per share and expires five years after the date of grant. The securities were issued to accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

On August 15, 2013, the Company issued warrants to purchase 300,000 shares of common stock at an exercise price of $0.10 per share to an independent contractor for work associated with the February 2013 common stock and note issuance. The warrants have a term of three years and vest immediately. These securities were issued in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof directly by the Company without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

Between October 25, 2013 and November 8, 2013, we issued to certain private investors 24,647,337 units consisting of 24,647,337 shares of our common stock and warrants to purchase an additional 24,647,337 shares of our common stock for an aggregate purchase price of $3,697,100. Each unit had a purchase price of $0.15 and consisted of one share of common stock and one warrant. Each warrant is immediately exercisable at an exercise price of $0.25 per share and expires three years after the date of grant. In connection with our October 2013 private offering, we issued 412,067 shares of our common stock as a result of certain anti-dilution rights held by certain investors in our July 2013 private offering. The securities were issued to accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder directly by us without engaging in any advertising or general solicitation of any kind. Pursuant to a placement agency letter agreement, we paid the placement agent cash commissions equal to 8% of the gross proceeds of the offering and agreed to reimburse the placement agent for its reasonable out of pocket expenses. In addition, we issued warrants to the placement agent to purchase an aggregate of 1,971,786 shares of common stock. The Placement Agent Warrants have substantially the same terms as the warrants issued to the investors, except the placement agent warrants are immediately exercisable on a cashless basis.

In November 2014, we issued an aggregate of 15,949,997 shares of our common stock and warrants to purchase an additional 23,924,997 shares of common stock for an aggregate purchase price of $1,595,000 prior to a deduction for expenses. The warrants have a term of five years and an exercise price of $0.15 per share. Warrants to purchase 11,962,499 shares of common stock are immediately exercisable, and the remaining warrants to purchase 11,962,498 shares of common stock will become exercisable upon the completion of a 1-for-2 reverse split of our common stock, or such other action that provides us with additional authorized and unissued shares of common stock sufficient to reserve for the issuance of the remaining shares underlying the warrants. If within 90 days of the closing there are not sufficient shares available and reserved for the exercise of all of the warrants, we are required to issue to each investor additional warrants to purchase 0.25 shares for each share purchased by such investor in the offering. If within 180 days of the closing there are not sufficient shares reserved for exercise of all of the warrants, the exercise price of the warrants will be automatically reduced to 2/3 of the exercise price in effect immediately prior to such reduction. The foregoing issuance and exercise price adjustment will only be made for investors that voted in favor of any action proposed to our stockholders that, if adopted, would have provided us with sufficient authorized and unissued shares to reserve for the exercise of all of the warrants. The securities were issued to accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

 We have issued options to our directors and executive officers. A description of these securities that we issued prior to December 31, 2013 is set forth under the section entitled “Executive Compensation”. In addition, in March 2014, we issued to our directors and executive officers options to purchase an aggregate of 1,375,000 shares of our common stock. All of the foregoing securities were issued in private placement transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act directly by us without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

ITEM 16.     EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit

3.1	Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.2	Bylaws (incorporated by reference to Exhibit 3.3 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.3	Certificate of Designation of Series A 7% Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.4	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Appendix A to the definitive proxy statement, filed with the SEC on January 18, 2006)

3.5	Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 99.6 to the current report on Form 8-K, filed with the SEC on January 25, 2006)

3.6	Certificate of Designation of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 99.4 to the current report on Form 8-K, filed with the SEC on August 16, 2006)

3.7	Certificate of Designation of Series D 7% Convertible Preferred Stock (incorporated by reference to Exhibit 3.7 to the annual report on Form 10-K, filed with the SEC on March 26, 2010)

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the registration statement on Form SB-2, File No. 333-16451)

5.1*	Opinion of Fox Rothschild LLP

10.1	SAC Technologies, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 10.24 to the annual report on Form 10-KSB, filed with the SEC on April 14, 2000)

10.2

Employment Agreement by and between BIO-key International, Inc. and Mira LaCous dated November 20, 2001 (incorporated by reference to Exhibit 10.39 to the current report on Form 8-K, filed with the SEC on January 22, 2002)

10.3

BIO-key International, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.48 to amendment no. 1 the registrant’s registration statement on Form SB-2, File No. 33-120104, filed with the SEC on December 14, 2004)

10.4

Options to Purchase 50,000 and 32,620 Shares of Common Stock issued to Charles Romeo (incorporated by reference to Exhibit 10.78 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.5

Options to Purchase 50,000 and 48,930 Shares of Common Stock issued to John Schoenherr incorporated by reference to Exhibit 10.79 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.6	Option to Purchase 500,000 Shares of Common Stock issued to Michael W. DePasquale (incorporated by reference to Exhibit 10.84 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.7	Option to Purchase 50,000 Shares of Common Stock issued to Charles Romeo (incorporated by reference to Exhibit 10.87 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.8	Option to Purchase 100,000 Shares of Common Stock issued to John Schoenherr (incorporated by reference to Exhibit 10.88 to the annual report on Form 10-K, filed with the SEC on March 11, 2009)

10.9

Employment Agreement, effective March 25, 2010, by and between the Company and Michael W. DePasquale (incorporated by reference to Exhibit 10.93 to the annual report on Form 10-K, filed with the SEC on March 26, 2010)

10.10

Note Purchase Agreement, dated February 26, 2013, by and between the Company and DRNC Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on May 15, 2013)

10.11	Senior Secured Term Promissory Note, dated February 26, 2013 (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on May 15, 2013)

10.12

Securities Purchase Agreement, dated February 26, 2013, by and between the Company and DRNC Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on May 15, 2013)

10.13

Form of Securities Purchase Agreement, dated February 26, 2013, by and between the Company and certain investors (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q, filed with the SEC on May 15, 2013)

10.14

Form of Securities Purchase Agreement, dated July 23, 2013, by and between the Company and certain investors (incorporated by reference to Exhibit 10.29 to the registration statement on Form S-1, filed with the SEC on July 26, 2013)

10.15	Form of Warrant (incorporated by reference to Exhibit 10.29 to the registration statement on Form S-1, filed with the SEC on July 26, 2013)

10.16

Form of Securities Purchase Agreement by and between the Company and certain investors dated October 25, 2013 and November 8, 2013 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2013)

10.17	Form of Investor Warrant (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2013)

10.18

Form of Registration Rights Agreement by and between the Company and certain investors dated October 25, 2013 and November 8, 2013 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2013)

10.19

Form of Supplement to Securities Purchase Agreement by and between the Company and certain investors dated November 8, 2013 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2013)

10.20	Option to Purchase 50,000 Shares of Common Stock issued to Charles Romeo (incorporated by reference to Exhibit 10.35 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.21	Option to Purchase 50,000 Shares of Common Stock issued to John Schoenherr (incorporated by reference to Exhibit 10.36 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.22	Option to Purchase 1,000,000 Shares of Common Stock issued to Michael W. DePasquale (incorporated by reference to Exhibit 10.37 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.23	Option to Purchase 50,000 Shares of Common Stock issued to Jeff May (incorporated by reference to Exhibit 10.38 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.24	Option to Purchase 50,000 Shares of Common Stock issued to Thomas J. Colatosti (incorporated by reference to Exhibit 10.39 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.25	Option to Purchase 125,000 Shares of Common Stock issued to Mira LaCous (incorporated by reference to Exhibit 10.40 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.26	Option to Purchase 150,000 Shares of Common Stock issued to Cecilia Welch (incorporated by reference to Exhibit 10.41 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.27

Employment Agreement by and between BIO-key International, Inc. and Cecilia Welch dated May 15, 2013 (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.28

Third Amendment to Lease Agreement by and between BIO-key International, Inc. and Victor AOP, Inc. dated June 30, 2013 (incorporated by reference to Exhibit 10.43 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.29

First Amendment to Lease Agreement by and between BIO-key International, Inc. and BRE/DP MN LLC dated September 12, 2013 (incorporated by reference to Exhibit 10.44 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.30

Form of Nonqualified Stock Option Agreement for March 2014 issuance of nonqualified options to purchase an aggregate of 1,000,000 shares of Common Stock (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on March 13, 2014)

10.31	Form of Securities Purchase Agreement from the November 2014 private offering (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2014)

10.32	Form of Warrant from the November 2014 private offering (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2014)

10.33	Form of Registration Rights Agreement from the November 2014 private offering (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on November 14, 2014)

21.1	List of subsidiaries of Bio-key International, Inc. (incorporated by reference to Exhibit 10.29 to the registration statement on Form S-1, filed with the SEC on July 26, 2013)

23.1*	Consent of Rotenberg Meril Solomon Bertiger & Guttilla P.C.

23.2	Consent of Fox Rothschild LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page in previous filing)

101.INS

XBRL Instance (incorporated by reference to Exhibit 101.INS to the quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on November 14, 2014 and March 31, 2014, respectively)

101.SCH

XBRL Taxonomy Extension Schema (incorporated by reference to Exhibit 101.SCH to the quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on November 14, 2014 and March 31, 2014, respectively)

101.CAL

XBRL Taxonomy Extension Calculation (incorporated by reference to Exhibit 101.CAL to the quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on November 14, 2014 and March 31, 2014, respectively)

101.DEF

XBRL Taxonomy Extension Definition (incorporated by reference to Exhibit 101.DEF to the quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on November 14, 2014 and March 31, 2014, respectively)

101.LAB

XBRL Taxonomy Extension Labels (incorporated by reference to Exhibit 101.LAB to the quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on November 14, 2014 and March 31, 2014, respectively)

101.PRE

XBRL Taxonomy Extension Presentation (incorporated by reference to Exhibit 101.PRE to the quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on November 14, 2014 and March 31, 2014, respectively)

* filed herewith

ITEM 17.     UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wall, State of New Jersey, on December 12, 2014.

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Michael W. DePasquale
Michael W. DePasquale
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael W. DePasquale, with full authority to act without the others, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael W. DePasquale	Chief Executive Officer and Director	December 12, 2014
Michael W. DePasquale	(Principal Executive Officer)

/s/ Cecilia Welch	Chief Financial Officer	December 12, 2014
Cecilia Welch	(Principal Financial and Accounting Officer)

/s/ Charles P. Romeo	Director	December 12, 2014
Charles P. Romeo

/s/ John Schoenherr	Director	December 12, 2014
John Schoenherr

/s/ Barbara Rivera	Director	December 12, 2014
Barbara Rivera

/s/ Thomas E. Bush, III	Director	December 12, 2014
Thomas E. Bush, III

/s/ Thomas Gilley	Director	December 12, 2014
Thomas Gilley